UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.   )

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☑	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

LOGMEIN, INC.
(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

Dear Fellow Stockholders:

We are pleased to invite you to our 2013 Annual Meeting of Stockholders, which will take place on Thursday, May 23, 2013 at 9:00 AM, Eastern Time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

On the pages following this letter you will find the notice of our 2013 Annual Meeting of Stockholders, which lists the items of business to be considered at the Annual Meeting, and the proxy statement, which describes the items of business listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our Annual Report to Stockholders for the year ended December 31, 2012, which contains, among other things, our audited consolidated financial statements.

If you are a stockholder of record, we have enclosed a proxy card that enables you to vote on the matters to be considered at the meeting if you do not plan to attend in person. To vote, simply complete, sign and date your proxy card and mail it in the enclosed postage-paid envelope. You can also vote using the Internet as described on the proxy card. If your shares are held in “street name” — that is held for your account by a bank, brokerage firm or other intermediary — you should obtain instructions from the bank, brokerage firm or other intermediary that you must follow for your shares to be voted.

The ability to have your vote counted at the Annual Meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will promptly cast your vote.

Thank you for your ongoing support and continued interest in LogMeIn.

Sincerely,

Michael K. Simon

President and Chief Executive Officer

LOGMEIN, INC.

Notice of Annual Meeting of Stockholders

To Be Held on Thursday, May 23, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders will be held at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116, on Thursday, May 23, 2013, at 9:00 AM, Eastern Time, for the following purposes:

1. To elect the three nominees identified in the attached proxy statement as members of our board of directors to serve as class I directors for a term of three years;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3. To approve an amendment and restatement of our 2009 Stock Incentive Plan that will increase the number of shares of common stock that may be issued under the plan by an additional 1,400,000 shares;

4. To approve, on an advisory basis, the compensation of our named executive officers; and

5. To transact other business, if any, that may properly come before the Annual Meeting of Stockholders or any adjournment of the Annual Meeting of Stockholders.

Stockholders of record at the close of business on Monday, April 1, 2013 are entitled to receive this notice of our Annual Meeting of Stockholders and to vote at the Annual Meeting of Stockholders and at any adjournments of such meeting. The stock transfer books of LogMeIn will remain open for the purchase and sale of LogMeIn’s common stock.

Included with this notice and the attached proxy statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2012, which contains our audited consolidated financial statements and other information of interest to our stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope. If you mail the proxy card in the United States, postage is prepaid. You can also vote using the Internet as described on the proxy card.

By Order of the Board of Directors,

Michael K. Simon

As Secretary

LOGMEIN, INC.

320 Summer Street

Boston, Massachusetts 02210

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on May 23, 2013

LogMeIn, Inc., a Delaware corporation, which is referred to as “we,” “us” or “the company” in this proxy statement, is sending you this proxy statement and proxy card in connection with the solicitation of proxies by our board of directors for use at our 2013 Annual Meeting of Stockholders, which will be held on Thursday, May 23, 2013 at 9:00 AM, Eastern Time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston MA 02116. If the 2013 Annual Meeting of Stockholders is adjourned for any reason, the proxies may be used at any adjournments of such meeting. You may obtain directions to the location of the 2013 Annual Meeting of Stockholders by contacting the Investor Relations Department at the address and telephone number listed below.

We are first sending the Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the year ended December 31, 2012 to our stockholders on or about April 5, 2013.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual

Meeting of Stockholders to be Held on Thursday, May 23, 2013:

This proxy statement and the Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208.

Our Annual Report on Form 10-K for the year ended December 31, 2012 is also available on the “Investor” section of our website at www.logmein.com. Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K, without charge, please contact:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Investor Relations

1-781-897-0694

InvestorRelations@LogMeIn.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Certain documents referenced in this proxy statement are available on our website at www.logmein.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the 2013 Annual Meeting of Stockholders, stockholders will consider and vote on the following matters:

•	To elect the three nominees identified in this proxy statement as members of our board of directors to serve as class I directors for a term of three years;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	To approve an amendment and restatement of our 2009 Stock Incentive Plan that will increase the number of shares of common stock that may be issued under the plan by an additional 1,400,000 shares;

•	To approve, on an advisory basis, the compensation of our named executive officers; and

•	To transact other business, if any, that may properly come before the 2013 Annual Meeting of Stockholders or any adjournment of the meeting.

Who is entitled to vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on Monday, April 1, 2013, the record date for the 2013 Annual Meeting of Stockholders. The aggregate number of shares entitled to vote at this meeting is 24,393,960 shares of our common stock, which is the number of shares that were outstanding as of the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on at the 2013 Annual Meeting of Stockholders.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and, if you vote by mail, please cast your vote as soon as possible.

How may I vote?

Stockholder of record: Shares registered in your name.    If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary, you can vote in one of the following two ways:

1. You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to American Stock Transfer & Trust Company, or AST, in the enclosed postage-paid envelope so that it is received prior to the 2013 Annual Meeting of Stockholders. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the election of each of the director nominees set forth in Proposal 1 and FOR Proposals 2, 3 and 4. AST must receive your proxy card no later than May 22, 2013, the day before the Annual Meeting, for your proxy and your vote to be counted.

2. You may vote via the Internet.    To vote via the Internet, access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page and use the Company Number and Account Number shown on your proxy card. We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

3. You may vote in person.    If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, brokerage firm or other intermediary. If you do not give instructions to your bank, brokerage firm or other intermediary, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Of the proposals to be considered at the meeting, only the ratification of the appointment of our independent registered accounting firm is a discretionary item. Accordingly, your bank, brokerage firm or other intermediary may exercise its discretionary authority with respect to Proposal 2 (the ratification of the appointment of our independent registered accounting firm) if you do not provide voting instructions. In the case of the non-discretionary items, Proposal 1 (the election of directors), Proposal 3 (the amendment and restatement of our 2009 Stock Incentive Plan), and Proposal 4 (to approve an advisory vote on executive compensation), the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, brokerage firm or other intermediary that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to attend the 2013 Annual Meeting of Stockholders to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e. your bank, brokerage firm or other intermediary).

May I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you may change your vote and revoke your earlier proxy at any time before it is exercised by taking one of the following actions:

•	signing and returning another proxy card with a later date;

•	giving our corporate secretary a written notice that you want to revoke your proxy; or

•	attending the meeting, notifying our corporate secretary that you are present and then voting in person.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing your vote.

What constitutes a quorum?

In order for business to be conducted at the 2013 Annual Meeting of Stockholders, our bylaws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the meeting, that is, at least 12,196,981 shares.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions, “broker non-votes” and votes withheld for director nominees) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1 — Election of Directors — Voting Standard.”

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

How will votes be counted?

Each share of common stock voted at the Annual Meeting will be counted as one vote. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares withholds authority in the proxy card to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) the shares constitute “broker non-votes.” As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the outcome of voting on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 at the Annual Meeting.

Who will count the votes?

Our transfer agent and registrar, American Stock Transfer & Trust Company, will count, tabulate and certify the votes. A representative of American Stock Transfer & Trust Company will serve as inspector of elections at the Annual Meeting.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR Proposal 1— to elect the three nominees identified in this proxy statement as class I director nominees;

•	FOR Proposal 2 — to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	FOR Proposal 3 — to approve an amendment and restatement of our 2009 Stock Incentive Plan; and

•	FOR Proposal 4 — to approve, on an advisory basis, the compensation of our named executive officers.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the Annual Meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal with respect to the shares they have authority to vote.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the conclusion of the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

May I recommend a candidate for LogMeIn’s board of directors?

Yes. Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by sending a written notice to our corporate secretary at the address below under “How and when may I submit a stockholder proposal for the 2014 Annual Meeting?” Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of LogMeIn stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of LogMeIn stock held. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2014 Annual Meeting, the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2014 Annual Meeting?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Director Nomination Process” and in the Corporate Governance Guidelines posted on the “Investor” section of our website, www.logmein.com.

Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2014 Annual Meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined in “How and when may I submit a stockholder proposal for the 2014 Annual Meeting?” immediately below.

How and when may I submit a stockholder proposal for the 2014 Annual Meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2014 Annual Meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 6, 2013. However, if the 2014 Annual Meeting is held before April 23, 2014 or after June 22, 2014, then we must receive your stockholder proposal or information about your proposed director candidate at the address noted below a reasonable time before we begin to print and mail our proxy materials for the 2014 Annual Meeting.

If you wish to present a proposal or a proposed director candidate at the 2014 Annual Meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to our corporate secretary at the address noted below. We must receive this required notice by February 23, 2014, but no sooner than January 24, 2013. However, if the 2014 Annual Meeting is held before May 3, 2014 or after July 22, 2014, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2014 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2014 Annual Meeting and (2) the 10th day following the date on which notice of the date of the 2014 Annual Meeting was mailed or public disclosure was made, whichever occurs first.

Any proposals, notices or information about proposed director candidates should be sent to:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Corporate Secretary

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies.    We are soliciting proxies for the Annual Meeting by mailing this proxy statement and accompanying materials to our stockholders. We are also soliciting proxies in the following ways:

•	We have retained a third party proxy consultant, Alliance Advisors, L.L.C., to solicit proxies on our behalf.

•	Our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and personal interviews.

•

We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement.

What is “householding” and how may I receive a separate copy of the proxy statement or annual report?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations Department at the address, telephone number or email address identified on page one of this proxy statement. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Our Board of Directors

The size of our board of directors is set at seven directors. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes. The members of each class serve for staggered three-year terms. At each Annual Meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third Annual Meeting following election. Our directors are divided among the three classes as follows:

•	the class I directors are Gregory W. Hughes, Irfan Salim and Hilary A. Schneider, and their term will expire at this Annual Meeting of stockholders;

•	the class II directors are Steven J. Benson and Michael J. Christenson, and their term will expire at the Annual Meeting of stockholders to be held in 2014; and

•	the class III directors are Edwin J. Gillis and Michael K. Simon, and their term expires at the Annual Meeting of stockholders to be held in 2015.

Our certificate of incorporation and our bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation and bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Annual Meeting of stockholders in the year in which their term expires.

Role of Board in Risk Oversight

Our board of directors, in conjunction with management, has responsibility for the oversight of risk management. Our board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our company and the steps we take to manage them.

While our board is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk that are within the respective areas of oversight of each committee. In particular, our audit committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. Our nominating and corporate governance committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each of our director nominees and current directors. The information presented includes length of service as a director of LogMeIn and information each director has given us about their age as of April 1, 2013, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a director or have served as a director during the past five years. There are no family relationships among any of our directors, nominees for director and executive officers. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as a director of LogMeIn, Inc. at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Director Nominees for Terms Expiring in 2013 (Class I Directors)

Gregory W. Hughes.    Mr. Hughes, age 50, has served as a Director since January 2011. Mr. Hughes has served as the President and Chief Executive Officer of Serena Software, Inc., an enterprise software provider, since January 2013 and as a Director at Silver Lake Partners, a private investment firm, since March 2011. From July 2005 to June 2010, Mr. Hughes held various leadership positions at Symantec, Corp., a leading storage, security, and systems management software company. Most recently, Mr. Hughes served as Group President of Symantec’s Enterprise Product Group from January 2009 to June 2010. Mr. Hughes first joined Symantec in July 2005 as part of their acquisition of Veritas Software Corporation, where he had held the position of Executive Vice President, Global Services since October 2003. For the ten years prior to Veritas, Mr. Hughes served as a partner at McKinsey & Company, a global management consulting firm. Prior to joining the board of LogMeIn, Mr. Hughes was previously a board member at Art Technology Group and the Huawei-Symantec joint venture. Mr. Hughes holds an MBA from Stanford University Graduate School of Business and a B.S. and M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology. We believe Mr. Hughes’ qualifications to sit on our board include his experience working at a number of successful software businesses and his significant business-to-consumer and business-to-business experience in the software industry.

Irfan Salim.    Mr. Salim, age 60, has served as a Director since July 2006. From October 2006 to April 2013, Mr. Salim served as President, Chief Executive Officer and a director of Mark Monitor, Inc., an online corporate identity protection company. From August 2005 to June 2006, Mr. Salim served as President and Chief Executive Officer of Tenebril Inc., an Internet security and privacy company. From March 2001 to July 2005, Mr. Salim served as President and Chief Operating Officer of Zone Labs, Inc., an Internet security company. Mr. Salim holds a B.sc. in Aeronautical Engineering from Imperial College, England, and an M.B.A. from Manchester Business School, England. We believe Mr. Salim’s qualifications to sit on our board include his extensive experience as an operating executive, entrepreneur and board member.

Hilary A. Schneider.    Ms. Schneider, age 51, has served as a Director since March 2011. Ms. Schneider has served as President of LifeLock, Inc. since September 2012 and has also served as a Director at Vail Resorts, Inc. since March 2010 and as a Director at Primedia, Inc. since November 2011. Until April 2011, Ms. Schneider served as Executive Vice President at Yahoo! Americas. Ms. Schneider first joined Yahoo! in September 2006, when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from April 2002 through January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company’s overall newspaper and online business. From 2000 through 2002, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications. Ms. Schneider also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun . Ms. Schneider holds a Bachelor’s degree in Economics from Brown University and an M.B.A degree from Harvard University. We believe Ms. Schneider’s qualifications to sit on our board include her extensive experience in large-scale web-based companies.

Directors Whose Terms Expire in 2014 (Class II Directors)

Steven J. Benson.    Mr. Benson, age 54, has served as a Director since October 2004. Since March 2004, Mr. Benson has served as a General Partner of Prism VentureWorks, a venture capital firm. From September 2001 to March 2004, Mr. Benson served as a Principal of Lazard Technology Partners, a venture capital firm. Mr. Benson holds a B.S in Business Communication from Bentley College. We believe Mr. Benson’s qualifications to sit on our board include his software as a service industry related experience and his extensive experience as an operating executive, entrepreneur, board member and board advisor.

Michael J. Christenson.    Mr. Christenson, age 54, has served as a Director since August 2010. Mr. Christenson has been a Managing Director at Allen & Company, a New York investment bank, since June 2010. From April 2006 to May 2010, Mr. Christenson served as the President and Chief Operating Officer of CA, Inc., an IT management software and solutions company. From February 2005 to April 2006, Mr. Christenson served as CA, Inc.’s Executive Vice President of Strategy and Business Development. Prior to joining CA, Inc., Mr. Christenson held a number of leadership positions at Citigroup Global Markets, Inc., from 1987 to 2004. Mr. Christenson holds a B.A. in Chemistry from Rutgers University and an M.B.A. from New York University. We believe Mr. Christenson’s qualifications to sit on our board include his extensive investment banking background and experience in the software industry.

Directors Whose Terms Expire in 2015 (Class III Directors)

Edwin J. Gillis.    Mr. Gillis, age 64, has served as a Director since November 2007. Mr. Gillis has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, Mr. Gillis served as the Senior Vice President of Administration and Integration of Symantec Corporation, a publicly-traded Internet security company. From November 2002 to July 2005, Mr. Gillis was Executive Vice President and Chief Financial Officer of Veritas Software Corporation, an Internet security company. Mr. Gillis was a partner at Coopers & Lybrand L.L.P. Mr. Gillis also serves as a director of Teradyne, Inc., a global supplier of automatic test equipment, and several private companies. Mr. Gillis holds a B.A. from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from Harvard Business School. We believe Mr. Gillis’ qualifications to sit on our board include his extensive experience on public company boards and financial and accounting expertise and experience.

Michael K. Simon.    Mr. Simon, age 48, founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis. We believe Mr. Simon’s qualifications to sit on our board include his extensive experience in the software industry and knowledge of the remote access and software as a service industries.

Director Independence

Under Rule 5605(b)(1) of the NASDAQ Marketplace Rules, independent directors must comprise a majority of a listed company’s board of directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NASDAQ Marketplace Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that neither Messrs. Benson, Christenson, Gillis, Hughes, Salim nor Ms. Schneider, representing six of our seven directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Marketplace Rule 5605(a)(2). Our board of directors has also determined that Messrs. Benson, Gillis and Hughes, who comprise our audit committee, Messrs. Benson, Hughes and Salim, who comprise our compensation committee, and Messrs. Christenson, Gillis and Salim, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the NASDAQ Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board has implemented a leadership structure comprised of both a chairman, our President and Chief Executive Officer Michael Simon, and a lead director, Edwin Gillis.

Chairman

The chairman of the board, among other things, is responsible for presiding over and managing the board and setting agendas for our board meetings. Our board of directors believes that Mr. Simon’s service as both chairman of the board and chief executive officer is in the best interest of the company and its stockholders. Mr. Simon possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company, its business and its industry and is thus best positioned to develop agendas that ensure that the board’s time and attention are focused on the most critical matters and to communicate strategic proposals with respect to such issues, opportunities and challenges with the board. The board believes this combined role enables decisive leadership, ensures clear accountability, and enhances the company’s ability to communicate its message and strategy clearly and consistently to the company’s stockholders, employees, customers and suppliers. In addition, each of the directors, other than Mr. Simon, is independent, and the board believes that these independent directors provide effective oversight of management.

Lead Director

Edwin J. Gillis, an independent director who serves as chairman of the audit committee and as a member of the nominating and corporate governance committee, was selected by our board of directors to serve as the Lead Director for all meetings of the non-management directors held in executive session. The Lead Director has the responsibility of presiding at all executive sessions of the board of directors, consulting with the chairman and chief executive officer on board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the chairman and chief executive officer and advising him or her on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in our corporate governance principles.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors in compliance with the listing rules of NASDAQ. Each of the board committee charters are available under the “Investor — Corporate Governance” section on our website located at www.logmein.com.

Audit Committee

Our audit committee met six (6) times during the year ended December 31, 2012. The members of our audit committee are Messrs. Benson, Gillis and Hughes. Mr. Gillis chairs the audit committee. Our board of directors has determined that each audit committee member satisfies the requirements for financial literacy under the current requirements of the NASDAQ Marketplace Rules. Mr. Gillis is an “audit committee financial expert,” as defined by SEC rules, and satisfies the financial sophistication requirements of The NASDAQ Global Select Market. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and resolution of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Our compensation committee met two (2) times during the year ended December 31, 2012. The members of our compensation committee are Messrs. Benson, Hughes and Salim. Mr. Benson chairs the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	determining our chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee met one (1) time during the year ended December 31, 2012. The members of our nominating and corporate governance committee are Messrs. Christenson, Gillis and Salim. Mr. Salim chairs the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending corporate governance principles to our board of directors; and

•	overseeing an annual evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Board Meetings and Attendance

Our board met seven (7) times during the year ended December 31, 2012. During 2012, each incumbent director, except for Mr. Salim, attended at least 75% of the board meetings held during the period for which he or she has been a director. During 2012, each incumbent director attended at least 75% of the number of meetings held by all committees of the board on which he or she then served.

Director Attendance at Annual Meeting

Our corporate governance guidelines provide that directors are responsible for attending the Annual Meeting. All of our then-serving directors, with the exception of Mr. Salim, attended the Annual Meeting of Stockholders in 2012.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available under the “Investor — Corporate Governance” section on our website at www.logmein.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

Mr. Simon, our chairman, president and chief executive officer, has not received any compensation in connection with his service as a director. The compensation that we pay to Mr. Simon is discussed in the “Executive Compensation” section below.

The following table sets forth information regarding compensation earned by our non-employee directors during 2012.

Name	Cash Payments	Option Awards ($)(1)(2)	Total ($)
Steven J. Benson	$45,000	$463,200	$508,200
Michael J. Christenson	32,500	463,200	495,700
Edwin J. Gillis	67,500	463,200	530,700
Gregory W. Hughes	38,750	—	38,750
Irfan Salim	38,750	463,200	501,950
Hilary A. Schneider	30,000	—	30,000

(1)	The amounts shown in this column represent the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	Pursuant to our 2009 stock incentive plan, on May 24, 2012, each non-employee director eligible to receive a biennial option grant under the non-employee director option program was granted an option to purchase 30,000 shares of our common stock at an exercise price of $31.24 per share. The following table shows the aggregate number of stock options held as of December 31, 2012 by each of our non-employee directors who served during 2012:

Name	Options (#)
Steven J. Benson	60,000
Michael J. Christenson	90,000
Edwin J. Gillis	37,500
Gregory W. Hughes	60,000
Irfan Salim	60,000
Hilary A. Schneider	60,000

We pay each non-employee director an annual retainer of $30,000 for service as a director. Each non-employee director is entitled to receive an additional annual fee of $5,000 for service on the audit committee, $3,750 for service on the compensation committee and $2,500 for service on the nominating and corporate governance committee. In lieu of these additional annual fees for service on the committees, the chairman of the audit committee is entitled to receive an additional annual retainer of $20,000, the chairman of the compensation committee is entitled to receive an additional annual retainer of $10,000, and the chairman of the nominating and corporate governance committee is entitled to receive an additional annual retainer of $5,000. In addition, our Lead Director is also entitled to receive an annual retainer of $15,000. We also reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, pursuant to our 2009 stock incentive plan, each non-employee director is entitled to receive an option to purchase 60,000 shares of our common stock upon his or her initial appointment to our board of directors. Each non-employee director is entitled to receive a biennial option grant to purchase 30,000 shares of our common stock at every other annual meeting, provided that such non-employee director has served on our board of directors for at least 18 months and continues to serve as a director after such annual meeting. Each of these options vests as to 12.5% of the shares underlying the option every three months after the date of grant, subject to the non-employee director’s continued service as a director. The exercise price of these options equals the fair market value of our common stock on the date of grant. In the event of a change of control, the vesting schedule of these options will accelerate in full.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our corporate governance guidelines specify that the value of diversity on the board should be considered by the nominating and corporate governance committee in the director identification and nomination process. The committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. Stockholders nominating director candidates must follow the procedures set forth under “INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — May I recommend a candidate for LogMeIn’s board of directors?” and “How and when may I submit a stockholder proposal for the 2014 Annual Meeting?”

You can find more detailed information on our process for selecting board members and our criteria for board nominees in our Corporate Governance Guidelines, posted on the “Investor — Corporate Governance” section of our website, www.logmein.com.

Voting Standard and Required Vote

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating and Corporate Governance Committee’s (or other responsible committee’s) decision.

The majority voting standard does not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In such circumstances, even if the number of nominees for director later no longer exceeds the number of directors to be elected, directors will instead be elected by a plurality of the votes cast, meaning that the three (3) nominees receiving the most votes will be elected.

Communicating with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o  Corporate Secretary, LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210.

Our Commitment to Corporate Governance

We believe that good corporate governance is important to achieve business success and to ensure that we are managed for the long-term benefit of our stockholders. Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee our management;

•	a majority of the members of the board shall be independent directors;

•	the independent directors meet regularly in executive sessions;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Corporate Governance Materials

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the “Investors — Corporate Governance” section of our website, www.logmein.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Attention: Investor Relations

Executive Compensation Process

The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For further information, see “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” below. Additionally, the compensation committee may delegate authority to one or more subcommittees as it deems appropriate.

Transactions with Related Persons

Since January 1, 2012, we have not engaged in any transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers or holders of more than 5% of our voting securities.

Policies and Procedures for Transactions with Related Persons

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1.0 million or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

AUDIT-RELATED MATTERS

Audit Committee Report

The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2012. The audit committee has also reviewed and discussed with Deloitte & Touche, LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), or SAS No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS No. 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following to the extent applicable or relevant:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, if any, over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has also received from Deloitte & Touche, LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with Deloitte & Touche, LLP the matters disclosed in the letter and its independence with respect to LogMeIn, including a review of audit and non-audit fees and services, and concluded that Deloitte & Touche, LLP is independent.

Based on its discussions with management and Deloitte & Touche, LLP, and its review of the representations and information referred to above provided by management and Deloitte & Touche, LLP, the audit committee recommended to the board of directors that LogMeIn’s audited consolidated financial statements be included in LogMeIn’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

By the Audit Committee of the Board of Directors of LogMeIn, Inc.

Edwin J. Gillis, Chairman

Steven J. Benson

Gregory W. Hughes

Auditor Fees and Services

The following table presents the aggregate fees of Deloitte & Touche, LLP, our independent registered public accounting firm, incurred by LogMeIn for the years ended December 31, 2011 and 2012.

Fee Category	2011	2012
Audit Fees(1)	$400,521	$490,423
Tax Fees(2)	202,956	150,089
All Other Fees(3)	64,189	78,861

Total Fees	$667,667	$719,372

(1)	Audit fees consisted of fees for the audit of our annual financial statements, the review of our interim financial statements, the review of financial information included in our filings with the SEC, an assessment of the effectiveness of our internal controls over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

(3)	All other fees included fees related to expat tax and related services, government grant review and subscription for an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Deloitte & Touche, LLP’s independence. The audit committee’s charter, a copy of which can be found on the “Investors” section of our website, www.logmein.com, requires that all proposals to engage Deloitte & Touche, LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Deloitte & Touche, LLP may provide the services. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any pre-approval is also generally subject to a maximum dollar amount, and the audit committee is informed of each service once it has been provided.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three class I directors, whose terms expire at this Annual Meeting; two class II directors, whose terms expire at our 2014 Annual Meeting of Stockholders; and two class III directors, whose terms expire at our 2015 Annual Meeting of Stockholders. The size of our board of directors is set at seven directors.

At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class I directors: Irfan Salim, Gregory Hughes, and Hilary Schneider. All of the nominees are currently directors of LogMeIn, and you can find more information about each of them in the section of this proxy statement entitled “BOARD OF DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS — Our Board of Directors.”

The persons named in the enclosed proxy card will vote to elect these three nominees as class I directors, unless you withhold authority to vote for the election of either or all nominees by marking the proxy card to that effect. If elected, each nominee for class I director will hold office until the 2016 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, the persons named in the proxy card may vote the proxy for a substitute nominee nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the nominees.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013. Although stockholder approval of our audit committee’s selection of Deloitte & Touche LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will take that into consideration and may reconsider the selection. We expect that a representative of Deloitte & Touche LLP, which served as our independent registered public accounting firm for the year ended December 31, 2012, will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she wishes.

Our board of directors recommends a vote FOR this proposal.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2009 STOCK INCENTIVE PLAN

Summary of the Proposed Changes to the 2009 Stock Incentive Plan

On March 12, 2013, upon the recommendation of our compensation committee, our board of directors adopted the Amended and Restated 2009 Stock Incentive Plan, or the Restated Plan, subject to stockholder approval, which is intended to amend and restate in its entirety our 2009 Stock Incentive Plan, or the 2009 Plan, which was originally adopted by our board of directors on June 9, 2009 and approved by our stockholders on June 12, 2009, and subsequently amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010 and further amended and restated at our 2012 Annual Meeting of stockholders on May 24, 2012. If the Restated Plan is not approved by our stockholders, the 2009 Plan will continue in effect pursuant to its original terms and conditions. Upon stockholder approval of the Restated Plan, the Restated Plan will become effective and will supersede in its entirety the 2009 Plan. If the stockholders do not approve the Restated Plan, the Restated Plan will not become effective, the 2009 Plan will continue in effect, and we may continue to grant awards under the 2009 Plan, subject to its terms, conditions and limitations.

The Restated Plan is substantially similar to the current 2009 Plan, except that the Restated Plan increases the number of shares of common stock that may be issued under the 2009 Plan from 4,723,996 shares to 6,123,996 shares under the Restated Plan, an increase of 1,400,000 shares. Our board of directors is requesting this vote by the stockholders solely to approve (i) the increase of 1,400,000 shares available for issuance under the Restated Plan and (ii) to approve the Restated Plan to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

A copy of the Restated Plan is attached as Appendix A to this proxy statement. Appendix A is marked to show the changes implemented by the amendment and restatement. If the Restated Plan is approved by our stockholders, then it will become effective immediately following the Annual Meeting. Below is a summary of certain key provisions of the Restated Plan. The summary is qualified in its entirety by reference to the full text of the Restated Plan.

Reasons for the Proposed Changes to the 2009 Stock Incentive Plan

The 2009 Plan, which became effective upon the closing of our IPO, was adopted by our board of directors on June 9, 2009, approved by our stockholders on June 12, 2009, and subsequently amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010 and further amended and restated at our 2012 Annual Meeting of stockholders on May 24, 2012. The 2009 Plan is currently our only equity plan for issuing equity incentive compensation to eligible employees, non-employee directors, advisors and consultants. Our board of directors believes that the amendment and restatement of the 2009 Plan is in the best interest of stockholders and LogMeIn, as equity awards granted under the plan help to attract, motivate, and retain talented employees, non-employee directors, advisors and consultants, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for our employees and other service providers. If we grant fewer equity awards to employees, we believe that we would need to provide compensation in other forms (such as cash) to provide a total compensation package that is competitive with other companies. As a company growing in size in the competitive technology market present in Massachusetts and constantly seeking new and talented employees and board members, we believe the requested share increase is necessary to continue to attract, motivate, and retain talented employees and non-employee directors.

The 2009 Plan currently provides for an aggregate of 4,723,996 shares to be issued under the 2009 Plan. As of December 31, 2012, 1,184,804 shares remained available for grant under all of our equity compensation plans. Further, as of December 31, 2012, there were a total of (i) 2,941,098 shares subject to issuance upon exercise of outstanding stock options under all of our equity compensation plans at a weighted average exercise price of $25.90 and a weighted average remaining life of 7.2 years; and (ii) 782,805 shares subject to outstanding restricted stock unit awards at a weighted average grant date fair value of $31.14.

In its determination to approve the Restated Plan, our board of directors reviewed a report prepared by Alliance Advisors, its proxy consultant, which included an analysis of certain burn rate, dilution and overhang metrics. Specifically, our board of directors considered that:

•

If we do not increase the shares available for issuance under our 2009 Plan, then, based on historical usage rates of shares under our 2009 Plan, we would expect to exhaust the share limit under our 2009 Plan before the end of fiscal 2013, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

•

In 2012, 2011 and 2010, we granted equity awards representing a total of approximately 2,367,014, 984,845 and 1,108,950 shares, respectively, after giving effect to full value award multipliers. This level of equity awards represents a three-year adjusted average burn rate of approximately 6.07% of fully diluted common shares outstanding.

•

In 2012, 2011 and 2010, our end of year overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our 2009 Plan by (ii) the number of our shares outstanding at the end of the fiscal year, was approximately 20%, 17%, and 20%, respectively.

If this Proposal 3 is adopted, a maximum of 6,123,996 shares of common stock will be reserved for issuance under the Restated Plan. If approved, the issuance of the 1,400,000 additional shares to be reserved under the Restated Plan, when combined with the shares underlying equity awards currently outstanding and the shares currently remaining available for grant under the 2009 Plan, would dilute the holdings of stockholders by approximately 20% on a fully diluted basis, based on the number of shares of our common stock outstanding as of March 18, 2013. In light of the factors described above, our board of directors believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of LogMeIn for all stockholders.

Summary of Amended and Restated 2009 Stock Incentive Plan

Section 162(m)

Our board of directors continues to believe that it is in our best interests and those of our stockholders to continue to provide for an equity incentive plan under which stock-based compensation awards made to LogMeIn’s executive officers can qualify for deductibility by LogMeIn for federal income tax purposes. Accordingly, like the 2009 Plan, the Restated Plan has been structured in a manner such that awards under it may satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code (“Section 162(m)”). In general, under Section 162(m), in order for LogMeIn to be able to deduct compensation in excess of $1 million paid in any one year to LogMeIn’s Chief Executive Officer or any of LogMeIn’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by LogMeIn’s stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. We believe that with respect to the various types of awards under the Restated Plan, each of these aspects is discussed below, and stockholder approval of the Restated Plan will be deemed to constitute approval of each of these aspects of the Restated Plan for purposes of the approval requirements of Section 162(m).

Types of Awards and Shares Available for Issuance

The Restated Plan provides for the grant of non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based awards.

The aggregate number of shares of our common stock that may be issued under the Restated Plan is 6,123,996, provided that the aggregate number of shares of our common stock available for issuance under the Restated Plan is reduced by 1.62 shares of common stock for each share of restricted stock or each share delivered in settlement of RSUs or other stock-based awards and reduced by one share of common stock for each share delivered in settlement of options or SARs.

Generally, shares subject to an award under the Restated Plan that terminates, expires or lapses for any reason are made available for issuance again under the Restated Plan, except that each share of restricted stock or share subject to an RSU or other stock-based award that terminates, expires, or lapses for any reason will increase the number of shares that can be issued under the Restated Plan by 1.62 shares.

The following shares of common stock may not again be made available for issuance as awards under the Restated Plan: (i) shares that were subject to a stock-settled stock appreciation right, or SAR, and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an option, (iii) shares delivered to or withheld by us to pay the withholding taxes related to an option or a SAR, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2009 Plan. As of March 18, 2013 approximately 620 persons were eligible to receive awards under the 2009 Plan, including 7 executive officers, 561 non-executive employees, 6 non-employee directors and 46 consultants and advisors. To date, we have not granted any awards under the 2009 Plan to any consultants or advisors. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the plan is 1,000,000 per calendar year.

The granting of awards under the Restated Plan to directors, officers, employees and consultants is discretionary, and we cannot determine the number or type of awards to be granted in the future to any particular person or group. See above in this proxy statement under the heading “Board of Directors, Corporate Governance and Related Matters — Director Compensation” with respect to the automatic grant of director options, which may be modified at the discretion of our board of directors.

The following table sets forth, as of March 18, 2013, the equity award grants made under the 2009 Plan since its adoption:

	Equity Awards Granted Under 2009 Plan
	No. Options	No. of RSUs
Named Executive Officers:
Michael K. Simon	299,000	75,000
James F. Kelliher	135,000	42,500
Marton B. Anka	110,000	34,500
Andrew F. Burton	90,000	34,500
Michael J. Ewing	50,000	30,000
All Current Executive Officers as a Group (7 persons):	822,000	281,750
Non- Executive Directors as a Group:	412,500	—
Director Nominees:
Gregory W. Hughes	60,000	—
Irfan Salim	150,000	—
Hilary A. Schneider	60,000	—
All Non-Executive Officer Employees as a Group:	1,816,961	648,144

On March 18, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $17.99 per share.

Awards

The Restated Plan provides for grants of options (only non-statutory stock options), SARs, restricted stock, RSUs and other stock-based awards. Each award must be evidenced by a written award agreement with terms and conditions consistent with the Restated Plan. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by: (i) cash, or check; (ii) (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to LogMeIn sufficient funds, or (B) delivery LogMeIn of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to LogMeIn cash or a check sufficient; (iii) by delivery (either by actual delivery or attestation) of shares of common stock owned by the participant valued at their fair market value as determined by (or in a manner approved by) our board of directors, provided (A) such method of payment is then permitted under applicable law, (B) such common stock, if acquired directly from LogMeIn, was owned by the participant for such minimum period of time, if any, as may be established by our board of directors in its discretion and (C) such common stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) by (A) delivery of a promissory note to LogMeIn on terms determined by our board of directors, or (B) payment of such other lawful consideration as our board of directors may determine; or (v) by any combination of the above permitted forms of payment. Any withholding obligations may be satisfied in our board of directors’ sole discretion by withholding from any amount payable to a participant on salary or wages or LogMeIn may require a participant to pay or have a broker tender to LogMeIn cash equal to such amount as may be necessary to LogMeIn to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority.

No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Restated Plan.

Options.    Non-statutory stock options may be granted pursuant to the Restated Plan. The exercise price of non-statutory stock options granted pursuant to the Restated Plan will not be less than the fair market value of the common stock on the date of grant. Non-statutory stock options may be exercised as determined by our board of directors, but in no event after the tenth anniversary of the date of grant. See above in this proxy statement under the heading “Board of Directors, Corporate Governance and Related Matters — Director Compensation” with respect to the automatic grant of director options, which have the same terms and conditions as other options grants and may be modified at the discretion of our board of directors.

Stock Appreciation Rights.    A SAR is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of common stock on the date of exercise of the SAR over (B) the fair market value of a share of common stock on the date of grant of the SAR, multiplied by (ii) the aggregate number of shares of common stock subject to the SAR. Such payment will be in the form of cash, common stock or a combination of cash and common stock, as determined by our board of directors, and SARs settled in Common Stock will satisfy all of the restrictions imposed by the Restated Plan upon stock option grants. Our board of directors will determine the time or times at which a SAR may be exercised in whole or in part, provided that the term of any SAR will not exceed ten years.

Restricted Stock.    Restricted stock awards may be granted pursuant to the Restated Plan. A restricted stock award is the grant of shares of common stock at a price determined by our board of directors (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting rights with respect to such shares. In addition, dividends declared and paid by LogMeIn shall only be paid to holders of restricted stock when such shares become free from the restrictions.

Restricted Stock Units.    RSUs may be granted pursuant to the Restated Plan at a price determined by our board of directors (including zero). RSUs may be subject to vesting conditions including continued employment or achievement of performance criteria established by our board of directors. Upon the vesting and/or lapsing of any other restrictions, each RSU will be paid in the form of cash, common stock or a combination of cash and common stock, as determined by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred on a mandatory basis or at the election of the holder. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights prior to the time when vesting conditions are satisfied. The board of directors may also provide that holders of RSUs have the right to receive dividend equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by LogMeIn, calculated with reference to the number of shares that are subject to any RSU held by the participant. Dividend equivalents are converted to cash or additional shares of common stock and may be subject to the same restrictions as the RSUs with respect to which paid.

Performance awards.    Awards of performance awards, including restricted stock awards or other stock-based awards, are denominated in shares of common stock, and may be linked to any one or more performance criteria determined appropriate by our board of directors, in each case on a specified date or dates or over any period or periods determined by our board of directors. Any performance award to a “covered employee” within the meaning of Section 162(m) of the Code may be a performance-based award as described below.

Other Stock-Based Awards.    Stock payments include payments in the form of common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock or other property, including without limitation awards entitling recipients to receive shares of common stock to be delivered in the future. The number of shares will be determined by our board of directors and may be based upon performance criteria determined appropriate by our board of directors, determined on the date such stock payment is made or on any date thereafter. Unless otherwise provided by our board of directors, a holder of a stock payment shall have no rights as a Company stockholder with respect to such stock payment until such time as the stock payment has vested and the shares underlying the award have been issued to the holder.

Performance-based awards.    Our board of directors may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by our board of directors for the period are satisfied. With regard to a particular performance period, our board of directors will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, our board of directors may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by LogMeIn or any qualifying subsidiaries on the date the performance-based award is paid to be eligible for a performance-based award for any period. Stock options and SARs granted under the Restated Plan will generally satisfy the exception for qualified performance-based compensation since they will be made by a qualifying administrator, the Restated Plan sets forth the maximum number of shares of common stock which may be subject to awards granted to any one participant during any calendar year, and the per share exercise price of options and SARs must be at least equal to the fair market value of a share of Common Stock on the date of grant.

Pre-established performance goals for awards intended to be qualified performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.

Repricing

Our board of directors cannot, without stockholder approval, authorize the amendment of the terms to any outstanding option or SAR to reduce its price per share or cancel any option or SAR in exchange for cash or another stock award with an exercise price that is less than the exercise price of the original options or SARs, except in connection with a corporate transaction involving LogMeIn (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization or reorganization event)

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant.

Administration of the Restated Plan

Pursuant to the terms of the Restated Plan, our board of directors or a committee thereof shall administer the Restated Plan (all references to our board of directors in this proposal summary include any such delegatee). Our board of directors selects the recipients of awards, has the authority to interpret the terms of the Restated Plan, may amend and repeal any rules, guidelines and practices relating to the Restated Plan, may correct any defect or reconcile any inconsistency in the Restated Plan or any award granted hereunder, and determine:

•	the number of shares of our common stock covered by options and the dates upon which the options become exercisable;

•	the exercise price of options;

•	the duration of the options; and

•

the number of shares of our common stock subject to any restricted stock, restricted stock unit, or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If our board of directors delegates authority to an executive officer to grant awards under the Restated Plan, the executive officer has the power to make awards to all of our employees, except executive officers. In such a delegation of authority to an officer, our board of directors fixes the terms of the awards to be granted by such executive officer, including the exercise price of such awards, and the maximum number of shares subject to awards that such executive officer may make.

Adjustments to Awards

If there is a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of common stock other than an ordinary cash dividend, then our board directors will make equitable adjustments to the aggregate number of shares available for issuance under the Restated Plan, the number and type of securities subject to each outstanding award under the Restated Plan, the exercise price or grant price of such outstanding award (if applicable), and the terms and conditions of any outstanding awards. Without limiting the generality of the foregoing, in the event LogMeIn effects a split of the common stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an option between the record date and the distribution date for such stock dividend will receive, on the distribution date, the stock dividend with respect to the shares of common stock acquired upon such Option exercise.

Upon a merger or other reorganization event, our board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to our Restated Plan, as to some or all outstanding awards:

•	provide that all outstanding awards shall be assumed or substituted by the successor corporation;

•

upon written notice to a participant, provide that the participant’s unexercised options or awards will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

•	provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the reorganization event;

•

in the event of a reorganization event pursuant to which holders of shares of our common stock will receive a cash payment for each share surrendered in the reorganization event, make or provide for a cash payment to the participants equal to the excess, if any, of the acquisition price times the number of shares of our common stock subject to such outstanding awards (to the extent then exercisable at prices not in excess of the acquisition price), over the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards; and

•	provide that, in connection with a liquidation or dissolution, awards convert into the right to receive liquidation proceeds (if applicable, net of any exercise price and applicable tax withholdings).

Upon the occurrence of a reorganization event other than a liquidation or dissolution, the repurchase and other rights under each outstanding restricted stock and restricted stock unit award will continue for the benefit of the successor company and will, unless the board of directors may otherwise determine, apply to the cash, securities or other property into which shares of our common stock are converted pursuant to the reorganization event. Upon the occurrence of a reorganization event involving a liquidation or dissolution, all conditions on each outstanding restricted stock and restricted stock unit award will automatically be deemed terminated or satisfied, unless otherwise provided in the agreement evidencing the restricted stock and restricted stock unit award.

Termination or Amendment of Restated Plan

No award may be granted under the Restated Plan on or after June 8, 2019. Our board of directors may amend, suspend or terminate the Restated Plan at any time, except that stockholder approval will be required to comply with applicable law or stock market requirements.

Federal Income Tax Consequences

The following generally summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Restated Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Code.    Certain types of awards under the Restated Plan, including RSUs, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the plan will be structured and interpreted to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the board of directors, the Restated Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Code or to comply with Section 409A.

Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit, or RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU. When the RSU vests, the participant will have income on the date of distribution of the related shares in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the distribution date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Dividend Equivalents.    A participant generally will not realize taxable income at the time of the grant of the dividend equivalents, and LogMeIn will not be entitled to a deduction at that time. When a dividend equivalent is paid, a participant will recognize ordinary income, and LogMeIn will be entitled to a corresponding deduction. In the event that any dividend equivalent rights are granted they shall be subject to the same restrictions and risks of forfeiture as the underlying award and any unvested or unearned performance based awards shall not be entitled to receive any dividend equivalent rights.

Stock Appreciation Rights.    A participant will not have income upon a grant of an SAR. A participant will recognize compensation income upon the exercise of an SAR equal to the amount of cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the Restated Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Performance Awards.    A participant generally will not realize taxable income at the time of the grant of the performance award, LogMeIn will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, a participant will have ordinary income, and LogMeIn should be entitled to a corresponding deduction.

Section 162(m) of the Code.    As described above, in general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code generally requires that:

•	The compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	The performance goals must be established by a compensation committee comprised of two or more “outside directors;”

•	The material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	The compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and SARs will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The Restated Plan has been designed to permit our board of directors to grant stock options and SARs which will qualify as “qualified performance-based compensation.”

Tax Consequences to LogMeIn.    There will be no tax consequences to LogMeIn except that we should be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

New Plan Benefits

The effectiveness of the Restated Plan is dependent on receiving stockholder approval. The granting of awards under the Restated Plan to directors, officers, employees and consultants is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group of employees under the Restated Plan.

Awards Granted Under the 2009 Plan

The following table shows the number of awards that were granted to the foregoing persons under the 2009 Plan during the fiscal year ended December 31, 2012 and their aggregate grant date fair value:

	No. of Securities Underlying Options(#)	No. of Shares of Stock or Units(#)	Grant Date Fair Value ($)(1)
Named Executive Officers:
Michael K. Simon	70,000	75,000	$3,961,200
James F. Kelliher	35,000	42,500	2,135,600
Marton B. Anka	35,000	34,500	1,887,600
Andrew F. Burton	35,000	34,500	1,887,600
Michael J. Ewing	50,000	30,000	1,747,300
All Current Executive Officers as a Group (7 persons):	242,500	281,750	15,956,550
Non- Executive Directors as a Group:	120,000	—	1,852,800
Director Nominees:
Gregory W. Hughes	—	—	—
Irfan Salim	30,000	—	463,200
Hilary A. Schneider	—	—	—
All Non-Executive Officer Employees as a Group:	775,816	795,599	39,244,537

(1)	Represents the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Board Recommendation

Stockholders are being asked to approve the Restated Plan so that we can continue to attract and retain outstanding and highly skilled employees, non-employee directors and other service providers. Our board of directors believes that the implementation of the Restated Plan is necessary for the company to offer a competitive equity incentive program. If approved, the Restated Plan will be a critical factor in attracting, retaining, and rewarding the high caliber employees, officers, consultants, advisors and directors that are essential to our future success. If the stockholders do not approve the Restated Plan, the 2009 Plan will not be amended or restated, but will continue in effect in accordance with its existing terms.

Therefore, our board of directors recommends a vote FOR this proposal to approve the company’s Amended and Restated 2009 Stock Incentive Plan.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (A “SAY ON PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

Our objectives with respect to executive compensation are to (i) attract, motivate, and retain our talented executive officers, (ii) promote the achievement of key financial and strategic performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and, in some cases, individual performance goals and (iii) align the incentives of our executives with the creation of value for our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and other business related goals, and the realization of increased stockholder value. To achieve these objectives, our compensation committee, in conjunction with a third-party compensation consultant, reviews and evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key financial and operational goals such as our financial and operational performance. We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. The “Executive Compensation” section of this proxy statement beginning on page 30, including the “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the compensation committee and our board of directors, with respect to the fiscal year ended December 31, 2012.

We are asking our stockholders to indicate their support and approval for our named executive officer compensation as described herein. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that, pursuant to Section 14A of the Exchange Act, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider any stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns. Consistent with the stated preference of a majority of the our stockholders, the compensation committee determined that we will hold a “say-on-pay” vote every year, the next “say-on-pay” advisory vote will be held at the 2014 annual meeting of stockholders.

Our board of directors recommends a vote FOR the approval of the compensation of the named executive officers.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of our record date, April 1, 2013, are as follows:

Name	Age	Position
Michael K. Simon	48	Chairman of the Board of Directors, President and Chief Executive Officer
Marton B. Anka	40	Chief Technology Officer
Andrew F. Burton	41	Senior Vice President, Products
Michael J. Donahue	39	Vice President and General Counsel
Michael J. Ewing	43	Chief Marketing Officer
James F. Kelliher	53	Chief Financial Officer and Treasurer
Seth L. Shaw	35	Senior Vice President, Sales

Michael K. Simon founded LogMeIn and has served as our President and Chief Executive Officer and as Chairman of our board of directors since our inception in February 2003. Prior to founding LogMeIn, Mr. Simon served as Chairman of the board of directors of Red Dot, Ltd., a digital content provider, and Fathom Technology ApS, a software outsourcing company sold to EPAM Systems, Inc. in March 2004. In 1995, Mr. Simon founded Uproar Inc., a publicly-traded provider of online game shows and interactive games acquired by Vivendi Universal Games, Inc. in March 2001. Mr. Simon holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from Washington University St. Louis.

Marton B. Anka founded LogMeIn and has served as our Chief Technology Officer since February 2003. From September 1998 to February 2003, Mr. Anka was the founder and Managing Director of 3am Labs BT, the developer of RemotelyAnywhere. Mr. Anka graduated in Informatics from the Szamalk Institute in Hungary.

Andrew F. Burton served as our Vice President, Products and Vice President, Access & Management from October 2007 to September 2011, and has served as our Senior Vice President, Products since October 2011. Prior to joining LogMeIn, Mr. Burton served as Director of Product Management at IMlogic, Inc. from November 2004 to February 2006, and continued to serve in that role at Symantec Corporation upon Symantec’s acquisition of IMlogic in February 2006 until September 2007. Prior to joining IMlogic, Mr. Burton held a number of Product Manager positions at Groove Networks, USinternetworking and Accenture. Mr. Burton received a B.S. in American Studies from Oregon State University, a Masters in Information Systems from University College, Dublin and an M.B.A. from Boston College.

Michael J. Donahue has served as our Vice President and General Counsel since June 2007. From August 2005 to June 2007, Mr. Donahue was Vice President and General Counsel of C.P. Baker & Company, Ltd., a Boston-based private equity firm. From September 1999 to August 2005, Mr. Donahue was a corporate lawyer at Wilmer Cutler Pickering Hale and Dorr LLP. Mr. Donahue holds a B.A. in Philosophy from Boston College and a J.D. from the Northeastern University School of Law.

Michael J. Ewing has served as our Chief Marketing Officer since March 2012. From October 2004 to February 2012, Mr. Ewing served in a number of capacities, including Senior Vice President, Managing Director,

Asia-Pacific, at Vistaprint, a large online supplier of printed and promotional material. From January 2003 to September 2004, Mr. Ewing served as Vice President, Customer Relationship Marketing at Monster Worldwide. Mr. Ewing holds a B.A. in Communications, Legal Institutions, Economics and Government from American University.

James F. Kelliher has served as our Chief Financial Officer since June 2006. From December 2002 to March 2006, Mr. Kelliher served as Chief Financial Officer of IMlogic, Inc., a venture-backed enterprise instant messaging company, where he was responsible for finance, legal and human resource activities. From 1991 to September 2002, Mr. Kelliher served in a number of capacities, including Senior Vice President, Finance, at Parametric Technology Corporation, a software development company. Mr. Kelliher holds a B.S. in Accountancy from Bentley College.

Seth L. Shaw served as our Vice President Sales and Marketing, EMEA from September 2009 to August 2011, and has served as our Senior Vice President, Sales since August 2011. From August 2003 to November 2006, Mr. Shaw served as the Sales Manager of Novell, Inc., a multinational software and services company. Prior to joining Novell, Mr. Shaw served as Ximian, Inc.’s Sales Manager, from April 2002 to August 2003. Mr. Shaw received a B.A. in Political Science from the University of California at Santa Barbara.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2012 compensation program for our principal executive officer, our principal financial officer and the three executive officers (other than our principal executive officer and principal financial officer) who were our next most highly compensated executive officers as of December 31, 2012. These individuals were as follows:

•	Michael K. Simon, our President and Chief Executive Officer (our “CEO”);

•	James F. Kelliher, our Chief Financial Officer (our “CFO”);

•	Marton B. Anka, our Chief Technical Officer;

•	Andrew F. Burton, our Senior Vice President, Products; and

•	Michael J. Ewing, our Chief Marketing Officer.

Mr. Ewing was appointed our Chief Marketing Officer in March 2012. These executives represent our named executive officers for the fiscal year ended December 31, 2012. In this Compensation Discussion and Analysis, LogMeIn, Inc. is referred to as “our,” “us,” “we,” or “the Company.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2012. It also provides an overview of our general executive compensation philosophy, policies and practices and analyzes how and why we arrived at the specific compensation decisions for our named executive officers in fiscal 2012 and discusses the key factors that the compensation committee considered in determining their compensation.

Executive Summary

Significant 2012 Financial Highlights and Business Results. While fiscal year 2012 was a challenging year for LogMeIn, we were able to achieve the following results:

•

Our fiscal 2012 revenue increased 16 percent to $138.8 million from $119.5 million in fiscal 2011. Our total subscription revenue increased by 23 percent to $136.7 million, up from $110.9 million in fiscal 2011.

•

Our GAAP net income for fiscal year 2012 was $3.6 million as compared to $5.8 million reported in fiscal year 2011, while non-GAAP net income for fiscal year 2012 was $18.4 million as compared to $17.3 million reported in fiscal year 2011. Non-GAAP net income for fiscal year 2012 excluded $14.8 million in stock compensation expense, $1.5 million in patent litigation related expense and $5.5 million in acquisition related costs and amortization.

•

We attracted approximately 10 million new users in fiscal 2012 and added approximately 102,000 new premium subscribers, with our online collaboration product, join.me, becoming our fastest growing offering both in terms of new users and sales.

•	In January 2012, we successfully completed the acquisition of Bold Software, LLC, a live-chat service provider, to help complement our existing customer care offerings.

Fiscal 2012 Compensation Highlights and Key Decisions

•

Overall 2012 Base Salaries Targeted the Market Median. In January 2012, our compensation committee approved modest base salary increases of between 4-6% for Messrs. Simon, Kelliher and Anka, while Mr. Burton received a larger increase of 12.7%. These increases over their 2011 base salaries placed the 2012 base salaries of Mr. Simon and Mr. Kelliher between the 25th — 50th percentile of the market, while the 2012 base salaries of Mr. Anka and Mr. Burton were between the 50th — 75th percentile of the market, each as discussed more fully under the section entitled “Base Salaries” below.

•

Challenging 2012 Resulted in Below Target 2012 Cash Bonuses. Our fiscal 2012 cash incentive plan used pre-established revenue, non-GAAP operating income and sales bookings targets to drive payouts. While we had relatively strong revenues of $138.8 million and exceeded our target non-GAAP operating income of $26.1 million, we fell short of our sales bookings target, which resulted in our named executive officers receiving a bonus payout of only 56% of the total target levels, as discussed more fully under the section entitled “Cash Incentive Bonuses” below.

•

Restricted Stock Units Awarded for the First Time in Fiscal 2012. We issued Restricted Stock Units, or RSUs, for the first time as part of the 2012 compensation packages awarded to executives and certain of our key non-executive employees. RSUs were initially granted to our executives and certain key non-executive employees in February 2012 as part of their fiscal 2012 compensation packages. An additional RSU grant was awarded to our executives and certain key non-executive employees in July 2012 in an effort to ensure that we retained our key executives and those key non-executive employees, as discussed more fully under the section entitled “Equity Incentive Awards” below.

•

No Increases to 2013 Base Salaries or Target Bonus Opportunities. After reviewing the named executive officers base salaries and target bonus opportunities with our independent compensation consultant and considering the executive’s individual performance as well as the company’s financial performance in fiscal 2012, the named executive officers did not receive any base salary increases for 2013. The compensation committee also left the fiscal year 2013 target bonus levels for our named executive officers unchanged from their 2012 levels.

Pay-for-Performance Alignment. We generally follow a pay-for-performance philosophy when compensating our named executive officers, whereby we strive to link their actual realized compensation to our company’s performance. Our independent compensation consultant, Compensia, Inc., measures our pay-for-performance alignment on an annual basis. When measured over the last three fiscal years, our CEO’s realized total direct compensation, which is comprised of his base salary, cash incentive bonus and realized gains from equity awards, falls within the 22nd percentile of the peer group utilized by Compensia, while the company’s total stockholder return for the same period falls within the 44th percentile of the peer group.

Continued Commitment to Good Compensation Governance. We endeavor to maintain good governance standards with respect to our executive compensation practices. We have the following practices and policies that are mindful of the concerns of our stockholders and best governance:

•

Our compensation committee engages its own independent compensation consultant, Compensia, Inc., who performs an annual comprehensive market analysis of our executive compensation programs and pay levels and confirms their independence.

•	We have not provided our named executive officers with any perquisites, other personal benefits or related tax gross-up payments.

•

We have not entered into any agreements with our named executive officers that provide for severance or other benefits in connection with terminations of their employment (or single trigger terminations). The only outstanding benefit our named executive officers are entitled to in connection with certain qualifying terminations following a change in control (i.e. double trigger terminations), is acceleration of their restricted stock awards granted in July 2012.

•	Based on our risk assessment, our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on LogMeIn.

Impact of Previous Stockholder “Say-on-Pay” Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders on May 24, 2012, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we conducted a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote. Our stockholders approved the compensation of our named executive officers, with approximately 79.5% of stockholder votes cast in favor of our executive compensation program.

As our compensation committee evaluated our executive compensation policies and practices throughout fiscal 2012, it was mindful of the support our stockholders expressed for our compensation philosophy and objectives. As a result, the compensation committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program.

Consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future “say-on-pay” votes conducted at our 2011 Annual Meeting of Stockholders on May 26, 2011, our board of directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers.

Our Executive Compensation Objectives

Our primary objectives with respect to executive compensation are to:

•	attract, retain and motivate talented executives;

•	promote the achievement of key financial and strategic performance measures by linking cash incentives to the achievement of measurable corporate and, in some cases, individual performance goals; and

•	align the incentives of our executives with the creation of value for our stockholders.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive in our industry and region. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to factors including key financial and operational goals such as our financial and operational performance, the growth of our customer base, new development initiatives and the establishment and maintenance of key strategic relationships. We also provide a portion of our executive compensation in the form of equity incentive awards that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

We compete with many other public and private companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives to be competitive in our industry and region. Variations to this targeted compensation may occur depending on the experience level of the individual and market factors, such as the demand for executives with similar skills and experience.

Role of Our Compensation Committee

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers and other employees. The compensation committee meets near the beginning of each fiscal year to review the executive compensation program and establish Company-wide performance measures related to cash bonus opportunities for such fiscal year and reviews the total compensation for our executives to ensure consistency with our compensation philosophy. In conjunction with this executive compensation review, the compensation committee is provided with specific analytic information, such as the benchmarking data described below, to use in setting each individual compensation element and to make decisions on total executive compensation levels.

Role of the Compensation Consultant

Our compensation committee has retained Compensia, Inc. (“Compensia”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant. The compensation committee has assessed whether a conflict of interest exists and has determined that none exists. Compensia reports directly to the compensation committee and does not provide any other services to the Company. Compensia does not make specific base salary and/or short- and long-term incentive award recommendations, although it does utilize the benchmarking data described below to provide award ranges consistent with our peer group for the compensation committee to consider. In fiscal years 2012 and 2013, the consulting services provided by Compensia also included providing advice to the committee and management in connection with the implementation of a general employee long-term incentive compensation program. Compensia attends certain compensation committee meetings as well as preparatory meetings with the committee chair and attends executive sessions of the compensation committee as requested by the committee.

Use of Competitive Peer Groups

The compensation committee relies on Compensia to provide it with peer group benchmarking data and information as to market practices and trends, compensation structures and peer group compensation ranges and to review the committee’s proposed compensation decisions. The benchmarking data Compensia provides is based on a peer group selected by our compensation committee with input and guidance from Compensia. Peer groups are typically comprised of software-as-a-services companies that are considered similar to us as of the end of the previously fiscal year based on various financial metrics such as revenue, number of employees, market capitalization and growth history and potential.

For 2012, the peer group used by the compensation committee consisted of the following software-as-a-services companies (the “2012 Peer Group”):

• Concur Technologies, Inc.;	• Saba Software, Inc.;

• Constant Contact, Inc.;	• Solarwinds, Inc.;

• Demandtec, Inc.;	• SuccessFactors, Inc.;

• Kenexa Corporation;	• Synchronoss Technologies, Inc.;

• Keynote Systems, Inc.;	• Taleo Corporation;

• LivePerson, Inc.;	• Ultimate Software Group, Inc.; and

• NetSuite, Inc.;	• Vocus, Inc.

• OpenTable, Inc.;

This 2012 Peer Group differed slightly from the peer group used by the compensation committee in fiscal year 2011 due to Art Technology Group and RightNow Technologies being acquired.

For 2013, the peer group used by the compensation committee differed from the 2012 Peer Group due to certain peers being acquired (i.e., DemandTec, Kenexa, SuccessFactors and Taleo) and certain peers performing outside of LogMeIn’s financial range based on its performance in fiscal 2012 (i.e., Concur Technologies, NetSuite and Solarwinds). As a result, the peer group used by the compensation committee for setting executive compensation for fiscal 2013 consisted of the following software-as-a-services companies (the “2013 Peer Group”):

• Accelrys, Inc.;	• LivePerson, Inc.;

• Brightcove, Inc.;	• OpenTable, Inc.;

• comScore, Inc.;	• Responsys, Inc.;

• Constant Contact, Inc.;	• Saba Software, Inc.;

• Demandware, Inc.;	• Synchronoss Technologies, Inc.;

• Ebix, Inc.;	• Ultimate Software Group, Inc.; and

• Infoblox, Inc.;	• Vocus, Inc.

• Keynote Systems, Inc.;

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are cash compensation, in the form of base salaries and annual cash incentive bonuses, and equity compensation, in the form of stock options and restricted stock unit, or RSU, awards. We believe that each of these compensation elements are necessary to attract and retain quality individuals in a competitive market for executive talent. Like our other employees, our executives, including our named executive officers, participate in our employee benefit plans, which include medical and dental care plans, life and disability insurance, an employee assistance program, maternity and paternity leave plans and a 401(k) plan. Our 401(k) plan allows for matching contributions to be made by us. To date, we have not matched any employee contributions.

Our compensation committee is responsible for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation for each executive officer on an annual basis. Our compensation committee establishes cash compensation targets based primarily upon a review and consideration of the employment and compensation history of each executive, formal benchmarking data and peer group compensation ranges provided by Compensia, the relative experience of the executive, and the compensation of other executives employed in our industry and region, as well as the performance of our company as a whole and of the individual executive and executive team as a whole. Our compensation committee establishes non-cash compensation based upon the factors described above and the executives’ equity ownership percentage and the amount of their equity ownership that is vested equity. We believe that the long-term performance of our business is improved through the grant of stock-based equity incentive awards so that the interests of our executives are aligned with the creation of value for our stockholders.

Accordingly, in fiscal 2012, our compensation committee established pay positioning targets as a percentile compared against our 2012 Peer Group for each of the components of our executive compensation program as follows:

Compensation Component	2012 Pay Positioning at Target (Percentile)
Base Salary	50th
Total Cash Compensation	50th
Equity Compensation	75th

These fiscal 2012 pay positioning targets reflect our compensation committee’s belief that our compensation program should generally combine market competitive base salaries with market-based to above market-based at-risk compensation, thereby linking a large portion of our executive’s overall compensation to our long-term company performance and stockholder value creation. However, the compensation committee does consider additional factors beyond competitive pay positioning data when setting the compensation of our executives within specified percentile ranges, such as an individual executive’s responsibilities, performance, experience level and overall value to our company and its goals. Depending upon our performance, the individual performance of the applicable executive and other market factors, the compensation of our executives may be within, below or above the market range for their positions.

Base Salaries

In order to ensure that we continue to attract, retain and motivate all our employees, including our named executive officers, we believe that we must offer base salaries that are competitive with those base salaries offered by other companies in our industry and region. We believe that our base salaries are representative of the overall experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries for our executives are typically established in an offer letter to the executive at the outset of employment, which is the case with Messrs. Simon, Kelliher, Anka, Burton and Ewing. None of our executives are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time-to-time, at the discretion of our compensation committee and consistent with our overall incentive compensation program objectives, base salaries for our named executives, together with other components of compensation, are evaluated for adjustment.

Base salaries are reviewed at least annually by our compensation committee and are adjusted from time-to-time to realign salaries in order to keep pace with our peer group benchmarking data and current market practices and trends, while also taking into consideration our company’s overall performance and the individual’s responsibilities, past performance, future expectations and experience.

In establishing base salaries for our named executive officers, our compensation committee reviewed a number of factors, including:

•	Our company’s overall performance against its stated goals, such as growth in sales and revenue;

•	Each named executive officer’s position, functional role and seniority;

•	The relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the individual’s role;

•	The individuals overall job performance and level of responsibility; and

•	the formal benchmarking data provided to the compensation committee by Compensia, as described above.

Our compensation committee considered these factors in establishing base salaries for our named executive officers for fiscal 2012 and decided to increase the base salaries of our named executive officers between approximately 4% and 12.7% over their fiscal 2011 base salaries. The following table sets forth the base salary and percentage increase over their 2011 base salary for each of our named executive officers for the year ended December 31, 2012:

Name	2012 Base Salary		Percentage Increase Over 2011 Base Salary
Michael K. Simon	$371,000		6%
James F. Kelliher	$275,000		5.8%
Marton B. Anka	$260,000		4%
Andrew F. Burton	$230,000		12.7%
Michael J. Ewing	$242,495	(1)	N/A

(1)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012 and therefore his annual base salary of $300,000 was pro-rated based on his actual service to our company during fiscal 2012 and no percentage increase is available.

In increasing Mr. Simon’s base salary by approximately 6%, our compensation committee determined that Mr. Simon continued to perform well in his critical role as our President and Chief Executive Officer, continuing to lead and oversee the overall expansion of our market leadership position, the growth of our financial performance and the introduction of new products and services. While Mr. Simon’s year-over-year percentage increase over his 2011 base salary was slightly higher than the increase that he received in 2011, this increase placed Mr. Simon’s 2012 base salary in the 25th — 50th percentile range when compared to our 2012 Peer Group based on the benchmarking data and current market practices and trends as reported by Compensia.

In increasing Mr. Kelliher’s base salary by approximately 5.8%, our compensation committee determined that Mr. Kelliher continued to perform well in his role as our Chief Financial Officer, overseeing and managing our continued growth and financial performance. Mr. Kelliher’s year-over-year percentage increase over his 2011 base salary was about the same as the percentage increase that he received for fiscal 2011, which placed Mr. Kelliher’s 2012 base salary in the 25th — 50th percentile range when compared to our 2012 Peer Group.

In increasing Mr. Anka’s base salary by approximately 4%, our compensation committee determined that Mr. Anka continued to perform well in his role as our Chief Technical Officer, continuing to lead and manage our software development teams and helping to develop new services, while also improving and adding significant functionality to our current service offerings. Mr. Anka’s year-over-year percentage increase over his 2011 base salary was slightly lower than the percentage increase that he received for fiscal 2011 as the compensation committee determined that a larger increase was not necessary since Mr. Anka’s 2012 base salary fell in the 50th — 75th percentile range when compared to our 2012 Peer Group. While our compensation committee generally targets the median of our peer group when setting the base salaries of our named executive officers, we believe that Mr. Anka’s 2012 base salary accurately reflects his overall importance to LogMeIn considering the scope of his responsibilities, which we believe exceeds the scope of the responsibilities of many of the other executives that perform his role within the 2012 Peer Group.

Mr. Burton received the largest year-over-year base salary increase of our named executive officers in fiscal 2012. In increasing Mr. Burton’s base salary by approximately 12.7%, our compensation committee determined that Mr. Burton continued to perform well in his role as our Senior Vice President, Products, by continuing to build and manage all of LogMeIn’s product teams, helping them to bring new products and services to market as well as maintaining and improving the functionality of our current products and services. Mr. Burton’s year-over-year percentage increase over his 2011 base salary was slightly lower than the percentage increase that he received for fiscal 2011 as the compensation committee determined that a larger increase was not necessary since Mr. Burton’s 2012 base salary fell in the 50th — 75th percentile range when compared to our 2012 Peer Group and the larger increase he received for fiscal 2011 was a result of his promotion to Senior Vice President, Products in October 2011. While our compensation committee generally targets the median of our peer group when setting the base salaries of our named executive officers, Mr. Burton’s 2012 base salary falls slightly above the median of the 2012 Peer Group due to the fact that there are only a few other executives that accurately match his title and position within the 2012 Peer Group, which requires our compensation committee to consider other individual factors in addition to the peer benchmarking data provided by Compensia, such as Mr. Burton’s tenure, experience, performance and expected contributions to the company’s overall business goals when setting his 2012 base salary.

Mr. Ewing joined our company in March 2012 as our Chief Marketing Officer. Mr. Ewing’s 2012 base salary was determined in conjunction with a third-party external executive recruiting firm retained by LogMeIn and based on the compensation package believed necessary to attract a candidate with Mr. Ewing’s experience to LogMeIn. In determining the necessary compensation package to attract Mr. Ewing, our compensation committee, in conjunction with our Chief Executive Officer and our external executive recruiter, considered a number of factors including Mr. Ewing’s existing compensation package, his considerable experience, the anticipated scope of Mr. Ewing’s responsibilities and the importance of his expected contributions to the company’s overall business goals. As a result, while Mr. Ewing’s 2012 base salary of $300,000 placed his 2012 base salary in the 75th — 100th percentile range when compared to our 2012 Peer Group based on the benchmarking data as reported by Compensia, LogMeIn believes this salary to be fair and necessary to attract someone with Mr. Ewing’s experience to LogMeIn.

In December 2012, the compensation committee conducted its annual review of our executive compensation program, in the same manner as it had for fiscal 2012. In conducting this review, the compensation committee utilized data from the 2013 Peer Group and also considered the factors set forth above, including the overall company and individual executive’s performance in 2012 and the roles and responsibilities of each of our executives. Based on that review, the compensation committee determined that while our named executive officers had generally performed well in fiscal 2012, their fiscal 2012 base salaries were consistent with that of the 2013 Peer Group and therefore decided to continue to maintain their 2013 base salaries at their fiscal 2012 levels.

Cash Incentive Bonuses

All of our named executive officers are eligible to earn a cash bonus under our cash incentive bonus plan. Cash incentive bonuses are intended to compensate for the achievement of company strategic, operational and financial performance goals and/or individual performance objectives for the applicable fiscal year. The total cash bonus opportunity (assuming achievement of 100% of our goals) for each named executive officer is set by the compensation committee near the beginning of each fiscal year. Amounts payable under the cash incentive bonus plan are typically calculated as a percentage of the applicable executive’s base salary, with those higher ranked executives typically being compensated at a higher percentage of their base salary. During fiscal 2012, each of our named executive officers were eligible to earn cash incentive bonuses equal to the following percentages of his 2012 base salary:

Name of Executive Officer	2012 Cash Bonus Opportunity (as a percentage of 2012 Base Salary)	2012 Cash Bonus Opportunity (Assuming 100% Achievement of performance levels)
Michael K. Simon	100%	$371,000
James F. Kelliher	54%	$148,000
Marton B. Anka	50%	$130,000
Andrew F. Burton	40%	$92,000
Michael J. Ewing	40%	$120,000	(1)

(1)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012. This amount represents Mr. Ewing’s annualized fiscal 2012 cash bonus opportunity based on his annualized fiscal 2012 base salary of $300,000; Mr. Ewing received a pro-rated portion of this cash bonus opportunity based on his length of service with the company in 2012.

Near the beginning of each fiscal year, the compensation committee establishes a target bonus pool to be used to pay the cash bonuses of all of our executives, including our named executive officers, and all other non-sales employees. The amounts used to fund the bonus pool are based on satisfaction of certain performance metrics set in advance by the compensation committee, working with our Chief Executive Officer and Compensia. The performance metrics used to determine the size of the target bonus pool are designed to be aggressive performance goals that should require significant effort and operational success on the part of our executives and the company as a whole. Typically, cash bonuses are paid after the end of the applicable fiscal year based on the size of the actual bonus pool. In the event that the actual bonus pool exceeds or falls short of the target bonus pool, bonus amounts are increased or decreased accordingly, subject to the cap on the maximum amount that may be paid to an individual executive as set forth in the table above. The compensation committee also has the discretion to increase or decrease the bonus pool funding levels and/or the bonus amounts actually paid to individual executives.

For fiscal 2012, the amounts used to fund the bonus pool were based on the company’s performance during the fiscal year compared to pre-established target levels for three equally-weighted metrics: revenue, non-GAAP operating income and sales bookings. Our compensation committee believes that basing the bonus pool on these metrics helps to align our executive incentives with the interests of our stockholders. In January 2012, the fiscal 2012 target levels for revenue and non-GAAP operating income were set as follows:

Fiscal 2012 Performance Metric(1)	Target Performance Level (in millions)
Revenue	$144.7
Non-GAAP Operating Income	$26.1

(1)	For these purposes, “Revenue” represents our GAAP revenues and “Non-GAAP Operating Income” is defined as our non-GAAP income from operations (revenues less costs of stock-based compensation expense, patent litigation related expenses and acquisition related costs and amortization, all calculated before income taxes).

The sales business bookings performance metric tracks the annual contract value associated with new, renewal and incremental subscription business closed during the fiscal year. This sales bookings metric is an internal metric that we use to monitor our business and is not publicly disclosed in any form. We keep the target levels for this metric confidential for both operational and competitive reasons, but generally consider the sales bookings targets that we set to be challenging, yet attainable by the company provided that the company’s executives demonstrate significant effort and skill. In determining the target levels, the compensation committee considers historical performance, growth rates and market conditions.

In September 2012, the compensation committee, together with management, reevaluated the fiscal 2012 bonus pool target performance levels in connection with the company’s financial results to date and updated fiscal 2012 forecast. Recognizing (i) that the annual cash incentive bonus program is an important part of its named executive officer’s overall compensation packages, (ii) the importance of aligning cash incentive bonuses with realistic target levels to provide a proper motivating factor for strong financial performance, (iii) the need to grant annual cash incentive bonuses in order to offer compensation packages competitive with those of the 2012 Peer Group and (iv) the value of a year-end cash incentive bonus as a tool to retain key executives, the company decided to revise the performance metrics used to determine the fiscal 2012 bonus pool as follows:

Revised Fiscal 2012 Performance Metric(1)	Target Performance Level (in millions)
Revenue	$139.0
Non-GAAP Operating Income	$26.1

(1)	For these purposes, “Revenue” represents our GAAP revenues and “Non-GAAP Operating Income” is defined as our non-GAAP income from operations (revenues less costs of stock-based compensation expense, patent litigation related expenses and acquisition related costs and amortization, all calculated before income taxes).

In revising the fiscal 2012 performance metrics, the compensation committee determined to leave the non-GAAP operating income target $26.1 million, while adjusting the revenue number to $139 million and revising the sales bookings metrics to reflect the company’s financial results to date and updated fiscal 2012 forecast.

For fiscal 2012, our actual performance against our revenue performance metric (as defined above) was approximately $138.8 million, our actual performance against our Non-GAAP Operating Income performance metric (as defined above) was approximately $27.7 million and we achieved only a percentage of our sales bookings performance metric. Based on these fiscal 2012 results, the bonus pool for our named executive officers was funded at only 56% of the target level. Accordingly, the cash bonuses paid to our named executive officers for their fiscal 2012 performance were as follows:

Named Executive Officer	Fiscal 2012 Bonus Payment(1)
Michael K. Simon	$208,688
James F. Kelliher	$83,475
Marton B. Anka	$73,125
Andrew F. Burton	$51,750
Michael J. Ewing	$50,625	(2)

(1)	These amounts represent cash incentive bonuses that were earned in fiscal 2012 but paid in February 2013.

(2)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012 and therefore his fiscal 2012 cash bonus was pro-rated based on his actual base salary earnings during fiscal 2012.

In December 2012, the compensation committee conducted its annual review of our executive compensation program, in the same manner as it had for fiscal 2012. In conducting this review, the compensation committee utilized data from the 2013 Peer Group and also considered factors such as the company’s overall performance in fiscal 2012, the individual performance of the named executive officers in fiscal 2012 as well as the scope of their roles and responsibilities. Based on that review, the compensation committee determined to maintain the potential 2013 target cash bonus opportunities of our named executive officers at their fiscal 2012 levels.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We grant our employees, including our executives, stock-based awards pursuant to our 2009 stock incentive plan. Under the 2009 stock incentive plan, our employees, including our executives, are eligible to receive grants of stock options, restricted stock and restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of our compensation committee.

Although we do not have any formal equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe the vesting feature of our equity grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employment during the vesting period. In determining the size of equity grants to our executives, our compensation committee generally targets the 75th percentile range of our peer group, which we believe provides our executives with a market-based to above market-based level of at-risk compensation, thereby linking a large portion of our executive’s overall compensation to our long-term company performance and stockholder value creation. In addition to the peer group data provided by Compensia, our compensation committee also considers a number of other factors such as the recommendations of management, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive as well as the portion of previously awarded equity that remains unvested.

Stock Options. We typically make an initial equity award of stock options to new executives in connection with the start of their employment and future stock option grants as part of our overall annual compensation program. Grants of stock option awards, including those to executives, are approved by our board of directors or our compensation committee. Our compensation committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of our common stock on the date of grant, are a valuable tool to motivate executives to build stockholder value since they have no value unless the market price of our common stock increases during the period that the option is outstanding. Typically, the stock option awards we have granted to our executives have vested as to 25% of such awards at the end of each year for a period of four years after grant, subject to the holder’s continued service through each such vesting date. This vesting schedule is consistent with the vesting of stock options granted to other employees. In addition, certain of our named executive officers and other executives have received option grants that vest upon the achievement of certain personal and/or company milestones. Pursuant to the award agreements, vesting and exercise rights typically cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In January 2012, our compensation committee and board of directors determined that Messrs. Simon, Kelliher, Anka and Burton had performed well during fiscal 2011 and had contributed meaningfully to our overall performance as a Company. When determining the size of the stock option grants to be awarded to each named executive officer as part of their fiscal 2012 compensation package, our compensation committee used the Black-Scholes option pricing model to estimate the grant date fair value of potential stock awards to be granted and considered a number of other factors such as the importance of each named executive officer to LogMeIn’s success and their expected contributions to the company’s overall business goals in fiscal 2012, the need to retain these individuals in a competitive public company environment, the portion of their prior stock option grants that had not yet vested and the value of granting additional stock option grants as a retention tool. The compensation committee also considered the peer benchmarking data provided by Compensia, which included an analysis of executive equity grants as a percentage of our issued and outstanding shares of common stock, equity granted to our named executive officers as a percentage of total equity granted, the value of equity granted to our named executive officers as a percentage of the total value of all equity granted and the company’s annual equity burn rates. Based on these factors, the compensation committee granted the following stock option awards to our named executive officers in fiscal 2012:

Named Executive Officer	Shares of our Common Stock subject to Stock Options (#)
Michael K. Simon	70,000	(1)
James F. Kelliher	35,000	(1)
Marton B. Anka	35,000	(1)
Andrew F. Burton	35,000	(1)
Michael J. Ewing	50,000	(2)

(1)	These options had an effective grant date of February 17, 2012 and an exercise price of $39.13 per share, which represents the closing price of our common stock on the NASDAQ Global Select Market on February 17, 2012.

(2)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012 and in connection with his hiring was granted at the first board of directors meeting held after his start date an initial stock option award to purchase 50,000 shares of our common stock. These options had an effective grant date of May 24, 2012 and an exercise price of $31.24 per share, which represents the closing price of our common stock on the NASDAQ Global Select Market on May 24, 2012.

Restricted Stock Units. In addition, our compensation committee and board of directors issued Restricted Stock Units, or RSUs, for the first time as part of the fiscal 2012 compensation packages awarded to executives and certain non-executive employees. RSUs vest in three equal installments over a three-year period beginning on the first anniversary of the effective date of grant, subject to the holder’s continued service through each such vesting date. This vesting schedule is consistent with the vesting of RSUs granted to non-executive employees. Pursuant to the award agreements, vesting rights typically cease shortly after termination of employment except in the case of death or disability. Prior to the vesting of an RSU, the holder has no rights as a stockholder with respect to the shares subject to such RSU, including voting rights and the right to receive dividends or dividend equivalents.

In reaching its decision to issue RSUs, the compensation committee considered a number of factors, including the compensation mix in the executive compensation packages offered by the majority of the members of our 2012 Peer Group, the benefit of issuing RSUs versus stock options, including the fact that RSUs would be less dilutive to the company’s earnings per share, the effectiveness of RSUs as a retention tool for retaining executives and key employees, and current market practices and trends in our industry and region. The compensation committee also considered the fact that because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to retain and incentivize key employees while granting fewer shares of our common stock. When determining the size of the RSU grants to be awarded to each named executive officer as part of their fiscal 2012 compensation package, our compensation committee used the Black-Scholes option pricing model to estimate the grant date fair value of potential stock awards to be granted and considered a number of other factors such as the importance of each named executive officer to LogMeIn’s success and their expected contributions to the company’s overall business goals in fiscal 2012, the need to retain these individuals in a competitive public company environment, the portion of their existing equity grants that had not yet vested and the exercise price of those unvested stock options as well as the overall value of granting RSU awards as a retention tool. The compensation committee also considered the peer benchmarking data provided by Compensia, which included an analysis of executive equity grants as a percentage of our issued and outstanding shares of common stock, equity granted to our named executive officers as a percentage of total equity granted, the value of equity granted to our named executive officers as a percentage of the total value of all equity granted and the company’s annual equity burn rates. Based on these factors, our compensation committee granted the following initial RSUs to our named executive officers in February 2012 as part of their fiscal 2012 compensation packages:

Named Executive Officer	Shares of our Common Stock subject to RSU Awards (#)(1)
Michael K. Simon	15,000
James F. Kelliher	7,500
Marton B. Anka	7,500
Andrew F. Burton	7,500

(1)	Each of these initial RSU awards have an effective grant date of February 24, 2012 and were granted as part of the named executive officer’s 2012 executive compensation package.

Mr. Ewing, who was hired as our Chief Marketing Officer in March 2012, was granted an initial RSU award for 20,000 shares of our common stock as part of his fiscal 2012 compensation package. Mr. Ewing’s initial RSU grant of 20,000 shares of common stock were granted as of May 24, 2012, which represents the date of the first board of directors meeting held after his start date.

In July 2012, the compensation committee, together with management, reviewed the equity awards that had previously been awarded to our executives and key employees and the portion of those awards that remained unvested, including the “in-the-money” value of those unvested awards. Recognizing the retention value of having a large number of unvested awards that could incentivize our executives and key employees to remain in our employment during the vesting period, the compensation committee determined that it should issue an additional RSU grant to our executives and a select group of key employees. In determining the size of the RSU award to be granted to each executive and key employee, the compensation committee weighed a number of factors, including the importance of each recipient to LogMeIn’s success and their expected contributions to the company’s overall business goals in fiscal 2012, the need to retain these individuals in a competitive public company environment, the portion of their prior equity award grants that had not yet vested and the “in-the-money” value of those unvested awards. Based on these factors, our compensation committee granted the following RSUs to our named executive officers in July 2012:

Named Executive Officer	Shares of our Common Stock subject to RSU Awards (#)(1)
Michael K. Simon	60,000
James F. Kelliher	35,000
Marton B. Anka	27,000
Andrew F. Burton	27,000
Michael J. Ewing	10,000

(1)	Each of these RSU grants have an effective grant date of July 3, 2012.

To further augment the retention value of these July 2012 RSU awards, the agreement governing these awards provides for accelerated vesting of any remaining unvested shares in the event that the recipient’s employment is terminated (i) by the company other than for cause, death or disability or (ii) by the named executive officer for good reason, each within twenty four months following a change of control, as further discussed in the “Potential Payments Upon Termination or Change of Control” section below.

We do not currently have a program, plan or practice of selecting grant dates for equity compensation to our executive officers in coordination with the release of material non-public information. Equity award grants are made from time to time in the discretion of our board of directors or compensation committee consistent with our incentive compensation program objectives. We do not have any equity ownership guidelines for our executives.

Other than the grants described above, our board of directors made no other equity award grants to our named executive officers in 2012. In December 2012, the compensation committee conducted its annual review of our executive compensation program and the equity awards granted thereunder, in the same manner as it had for fiscal 2012. In conducting this review, the compensation committee considered each executive’s current outstanding equity awards, the size of awards granted to other executives and key employees, the size of the available equity pool, as well as the RSU grants recently awarded to executives and key employees in July 2012. Based on that review, the compensation committee determined that no additional grants should be made to named executive officers or key employees in February 2013. Instead, the compensation committee intends to evaluate granting additional equity awards to our executives and key employees at our May 2013 board of directors meeting.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other executive officers (other than our chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act by reason of being the company’s three other most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our named executive officers during fiscal 2012, fiscal 2011 and fiscal 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael K. Simon	2012	$371,000	$2,430,300	$1,530,900	$208,688	$13,352	$4,554,240
President and Chief Executive Officer	2011	350,000	—	2,319,000	262,500	13,647	2,945,147
	2010	330,000	—	1,662,810	330,000	13,494	2,336,304

James F. Kelliher	2012	275,000	1,370,150	765,450	83,475	13,668	2,507,743
Chief Financial Officer	2011	260,000	—	1,391,400	105,000	13,931	1,770,331
	2010	245,000	—	515,600	122,450	13,565	896,615

Marton B. Anka	2012	260,000	1,122,150	765,450	73,125	13,368	2,234,093
Chief Technology Officer	2011	250,000	—	579,750	93,750	13,647	937,147
	2010	236,500	—	644,500	118,500	13,494	1,012,994

Andrew F. Burton	2012	230,000	1,122,150	765,450	51,750	13,656	2,183,006
Senior VP, Products	2011	204,167	—	463,800	55,000	13,894	736,861
	2010	180,000	—	451,150	72,000	13,868	717,018

Michael J. Ewing(1)	2012	242,495	934,800	812,500	50,625	10,591	2,051,011
Chief Marketing Officer

(1)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012. Mr. Ewing’s fiscal 2012 base salary as reported in the table represents his actual pro rated base salary earnings during the 2012 fiscal year. His annualized base salary for fiscal 2012 was $300,000.

(2)	The amounts shown in this column represent the grant date fair value of RSU awards granted to our named executive officers in the applicable year, calculated in accordance with applicable accounting guidance for equity awards, but excluding the effect of any estimated forfeitures. We did not grant any RSU awards prior to fiscal 2012. The amounts shown in this column do not represent the actual amounts paid to or realized by the named executive officer during the applicable year. The assumptions used by us with respect to the valuation of equity grants are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 22, 2013. The individual awards made in 2012 reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2012.”

(3)	The amounts shown in this column represent the grant date fair value of stock option awards granted to our named executive officers in the applicable year, calculated in accordance with applicable accounting guidance for equity awards, but excluding the effect of any estimated forfeitures. These amounts do not represent the actual amounts paid to or realized by the named executive officer during the applicable year. The assumptions used by us with respect to the valuation of equity grants are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K, filed with the SEC on February 22, 2013. The individual awards made in 2012 reflected in this summary compensation table are further summarized below under “Grants of Plan-Based Awards in 2012.” In fiscal years 2011 and 2010, the Company mistakenly calculated the dollar amount of option awards granted in 2011 and 2010 as compensation recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 in the applicable year, rather than calculating those columns based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, which was disclosed in the “Grant Date Fair Value of Option Awards” column of the Grants of Plan-Based Awards Table for fiscal years 2011 and 2010. We have corrected these dollar amounts for 2011 and 2010 in the Summary Compensation Table above.

(4)	Amounts consist of cash bonuses paid under our annual cash incentive bonus program for the applicable year. See the “Executive Compensation-Compensation Discussion and Analysis-Components of our

Executive Compensation-Cash Incentive Bonuses” section for a description of this program. All bonuses earned by our named executive officers in fiscal 2012 were paid in February 2013. All bonuses earned by our named executive officers in fiscal 2011 were paid in January 2012. All bonuses earned by our named executive officers in fiscal 2010 were paid in February 2011.

(5)	Amounts consist of medical, life insurance and disability insurance premiums paid by us on behalf of the named executive officer for the applicable year.

Grants of Plan-Based Awards in 2012

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2012 to our named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target($)(1)		All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/share)(4)	Grant Date Fair Value Of Stock and Option Awards ($)(5)
Michael K. Simon	—	$371,000		—	—	—	—
	2/17/2012	—		—	70,000	$39.13	$1,530,900
	2/24/2012	—		15,000	—	—	$570,300
	7/3/2012	—		60,000	—	—	$1,860,000

James F. Kelliher	—	$148,500		—	—	—	—
	2/17/2012	—		—	35,000	$39.13	$765,450
	2/24/2012	—		7,500	—	—	$285,150
	7/3/2012	—		35,000	—	—	$1,085,000

Marton B. Anka	—	$130,000		—	—	—	—
	2/17/2012	—		—	35,000	$39.13	$765,450
	2/24/2012	—		7,500	—	—	$285,150
	7/3/2012	—		27,000	—	—	$837,000

Andrew F. Burton	—	$92,000		—	—	—	—
	2/17/2012	—		—	35,000	$39.13	$765,450
	2/24/2012	—		7,500	—	—	$285,150
	7/3/2012	—		27,000	—	—	$837,000

Michael J. Ewing	—	$96,998	(6)	—	—	—	—
	5/24/2012	—		—	50,000	$31.24	$812,500
	5/24/2012	—		20,000	—	—	$624,800
	7/3/2012	—		10,000	—	—	$310,000

(1)	Our 2012 cash incentive bonus program was approved by the compensation committee of the board of directors in January 2012. The actual amounts paid to our named executive officers as non-equity incentive plan awards for fiscal 2012 are reflected in the Summary Compensation Table above. See the “Executive Compensation-Compensation Discussion and Analysis-Components of our Executive Compensation-Cash Incentive Bonuses” section for a description of this program.

(2)	Consists of time-based RSUs issued pursuant to our amended and restated 2009 stock incentive plan. Twenty-five percent of the shares underlying these time-based RSUs vest on the first anniversary of the grant date, while the remaining 75% of the shares underlying these time-based RSUs vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(3)	Consists of time-based stock options issued pursuant to our amended and restated 2009 stock incentive plan. Twenty-five percent of the shares underlying these stock options vest on the first anniversary of the grant date, while the remaining 75% of the shares underlying these stock options vest in equal quarterly installments over the succeeding three years, subject to the continued employment of the named executive officer.

(4)	The amounts shown in this column represent the fair market value of one share of our common stock on the date of grant. For option grants to the named executive officers in 2012, our compensation committee determined that the fair market value of our common stock on the date of grant was equal to the last sale, or closing, price of our common stock on the NASDAQ Global Select Market on the date of grant.

(5)	The amounts shown in this column represent the grant date fair value of stock option or RSU awards granted to our named executive officers in 2012, calculated in accordance with SEC rules, but excluding the effect of any estimated forfeitures.

(6)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012. This amount represents Mr. Ewing’s actual fiscal 2012 target cash bonus opportunity, which has been based on actual base salary earnings during the 2012 fiscal year.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Michael K. Simon	12/9/2004	220,000	—		$1.25	12/9/2014	—		—
	1/24/2007	45,000	—		$1.25	1/24/2017	—		—
	1/24/2007	30,000	—		$1.25	1/24/2017	—		—
	11/21/2007	100,000	—		$9.65	11/21/2017	—		—
	2/19/2010	39,969	64,500	(1)	$18.98	2/19/2020	—		—
	2/17/2011	25,000	75,000	(1)	$40.07	2/17/2021	—		—
	2/17/2012	—	70,000	(1)	$39.13	2/17/2022	—		—
	2/24/2012	—	—		—	—	15,000	(2)	$336,150
	7/3/2012	—	—		—	—	60,000	(2)	$1,344,600

James F. Kelliher	11/21/2007	30,000	—		$9.65	11/21/2017	—		—
	2/19/2010	20,000	20,000	(1)	$18.98	2/19/2020	—		—
	2/17/2011	15,000	45,000	(1)	$40.07	2/17/2021	—		—
	2/17/2012	—	35,000	(1)	$39.13	2/17/2022	—		—
	2/24/2012	—	—		—	—	7,500	(2)	$168,075
	7/3/2012	—	—		—	—	35,000	(2)	$784,350

Marton Anka	12/9/2004	48,685	—		$1.25	12/9/2014	—		—
	1/24/2007	22,747	—		$1.25	1/24/2017	—		—
	1/24/2007	35,000	—		$1.25	1/24/2017	—		—
	11/21/2007	20,000	—		$9.65	11/21/2017	—		—
	2/19/2010	25,000	25,000	(1)	$18.98	2/19/2020	—		—
	2/17/2011	6,250	18,750	(1)	$40.07	2/17/2021	—		—
	2/17/2012	—	35,000	(1)	$39.13	2/17/2022	—		—
	2/24/2012	—	—		—	—	7,500	(2)	$168,075
	7/3/2012	—	—		—	—	27,000	(2)	$605,070

Andrew F. Burton	2/19/2010	2,000	17,500	(1)	$18.98	2/19/2020
	2/17/2011	5,000	15,000	(1)	$40.07	2/17/2021	—		—
	2/17/2012	—	35,000	(1)	$39.13	2/17/2022	—		—
	2/24/2012	—	—		—	—	7,500	(2)	$168,075
	7/3/2012	—	—		—	—	27,000	(2)	$605,070

Michael J. Ewing	5/24/2012	—	50,000	(1)	$31.24	5/24/2022	—		—
	5/24/2012	—	—		—	—	20,000	(2)	$448,200
	7/3/2012	—	—		—	—	10,000	(2)	$224,100

(1)	Consists of time-based stock options granted pursuant to our restated 2009 stock incentive plan. The individual shares underlying this stock option vest annually in four equal installments beginning on the first anniversary of the date of grant, such that the shares underlying the options are one hundred percent vested four years after the date of grant, subject to the continued employment of the named executive officer.

(2)	Consists of time-based RSUs granted pursuant to our restated 2009 stock incentive plan. The individual shares underlying this RSU vest annually in three equal installments beginning on the first anniversary of the date of grant, such that the shares underlying the options are one hundred percent vested three years after the date of grant, subject to the continued employment of the named executive officer.

(3)	Amount shown is based on market value per share of our common stock of $22.41, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding each exercise of stock options by each of our named executive officers during the year ended December 31, 2012:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Michael K. Simon	39,531	$499,556
James F. Kelliher	19,000	$594,930
Marton B. Anka	72,000	$1,693,937
Andrew F. Burton	9,000	$165,773
Michael J. Ewing	—	$—

(1)	The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the market price of our common stock at the time of exercise.

Employment Agreements

We do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him at the time his employment with us commenced. In April 2008, we amended and restated each of these offer letters to clarify compensation, vesting and change of control benefits. Each offer letter provides that the named executive officer’s employment is at will.

As a condition to their employment, our named executive officers entered into non-competition, non-solicitation agreements and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his employment and for a period of 12 months after the termination of his employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

Potential Payments Upon Termination or Change of Control

The agreement governing the time-based RSUs granted to our named executive officers on July 3, 2012 provides for accelerated vesting of any unvested shares underlying the July 3, 2012 RSUs in the event that such named executive officer’s employment is terminated (i) by the company other than for cause, death or disability or (ii) by the named executive officer for good reason, each within twenty four months following a change of control. We do not provide our named executive officers with any other change in control or termination benefits or payments.

For these purposes, a “change in control” means the sale of all or substantially all of the capital stock, assets or business of the company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). For these purposes, “cause” means (a) a good faith finding by a majority of our board of directors (excluding the vote of the named executive officer, if then a director) that (i) the named executive officer has failed to perform his reasonably assigned material duties for the company and, if amenable to cure, has not cured such failure after reasonable notice from the company; (ii) the named executive officer has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the company, (iii) the named executive officer has engaged in fraud, embezzlement or other material dishonesty, (iv) the named executive officer has engaged in any conduct which would constitute grounds for termination for material violation of the company’s policies in effect at that time and, if amenable to cure, has not cured such violation after reasonable notice from the Company; or (v) the named executive officer has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the named executive officer and the company and, if amenable to cure, has not cured such breach after reasonable notice from the company; or (b) the conviction by the named executive officer of, or the entry of a pleading of guilty or nolo contendere by the named executive officer to, any crime involving moral turpitude or any felony. For these purposes, “good reason” means the occurrence, without the named executive officer’s written consent, of any of the following events or circumstances: (a) the assignment to the named executive officer of duties that involve materially less authority and responsibility and are materially inconsistent with the named executive officer’s position, role, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the change in control or (ii) the date of the execution by the company of the initial written agreement or instrument providing for the change in control; (b) the relocation of the named executive officer’s primary place of business to a location that results in an increase in the named executive officer’s daily one way commute of at least 30 miles; (c) the material reduction of the named executive officer’s annual salary (including base salary, commissions or bonuses) without the named executive officer’s prior consent; or (d) the failure of the company to obtain the agreement from any successor to the company to assume and agree to perform any retention agreement of the named executive officer. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute “good reason” unless (x) the named executive officer gives the company a notice of termination no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the named executive officer has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the company’s receipt of the notice of termination.

The following table shows the potential benefits payable to each of our named executive officers in the event that his employment was terminated by the Company without cause or by the named executive officer for good reason within twenty four months following a change of control. The amounts in the table below have been calculated based on the assumption that the change of control and employment termination took place on December 31, 2012.

Benefits Payable Upon Termination Without Cause/Good Reason Within 24 Months of a Change of Control
Name	Equity Benefits(1)
Michael K. Simon	$1,344,600
James F. Kelliher	$784,350
Marton B. Anka	$605,070
Andrew F. Burton	$605,070
Michael J. Ewing	$224,100

(1)	Calculated based on the number of RSUs that would vest, assuming a December 31, 2012 change of control and termination of employment, multiplied by $22.41, which represents the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors. Under these indemnification agreements, we agree to indemnify these directors to the fullest extent permitted by law for claims arising in his capacity as our director, officer, employee or agent, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable basis to believe that his or her conduct was unlawful. In the event that we do not assume the defense of a claim against a director or executive officer, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Pursuant to these Rule 10b5-1 plans, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Equity Compensation Plan Information

We currently maintain three equity compensation plans that provide for the issuance of shares of our common stock to our officers, employees, directors, consultants and advisors. These plans are our 2004 equity incentive plan, or 2004 Plan, which was adopted by our board of directors in September 2004 and approved by our stockholders in October 2004, our 2007 stock incentive plan, or 2007 Plan, which was adopted by our board of directors and approved by our stockholders in January 2007 and our amended and restated 2009 stock incentive plan, or 2009 Plan, which became effective upon the closing of our initial public offering and was adopted by our board of directors on June 9, 2009, approved by our stockholders on June 12, 2009 and amended and restated at our 2010 Annual Meeting of stockholders on May 27, 2010 and again at our 2012 Annual Meeting of stockholders on May 24, 2012. We no longer grant any awards under our 2004 Plan or our 2007 Plan. Our 2009 Plan, as amended, provides for the grant of non-statutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors. The total number of shares of our common stock available for issuance under the 2009 Plan is the sum of 4,723,996 shares plus the number of shares of our common stock subject to outstanding awards under our 2004 Plan, 2007 Plan and the 2009 Plan, which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us pursuant to a contractual repurchase right. The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	2,941,098	(2)	$25.90	1,184,804	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	2,941,098	(2)	$25.90	1,184,804	(3)

(1)	In addition to being available for issuance upon exercise of options that may be granted after December 31, 2012, all of the shares remaining available for grant under our 2009 Plan may instead be issued in the form of restricted stock, restricted stock units, stock appreciation rights, or other stock-based awards.

(2)	Represents 2,941,098 shares to be issued upon the exercise of outstanding stock options granted under our 2004 Plan, our 2007 Plan and our 2009 Plan. As of December 31, 2012, the 2,941,098 shares subject to issuance upon exercise of outstanding options had a weighted average exercise price of $25.90 and a weighted average remaining life of 7.2 years. This number does not include 782,805 restricted stock unit awards granted under our 2009 Plan which remained outstanding as of December 31, 2012.

(3)	As of December 31, 2012, a total of 1,184,804 shares remained available for grant under our 2009 Plan. We no longer grant awards under our 2004 Plan or our 2007 Plan. The number of shares available under the 2009 Plan may increase by the number of shares of common stock subject to awards granted under our 2004 Plan, 2007 Plan and 2009 Plan which expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of

Directors LogMeIn, Inc.

Steven J. Benson, Chairman

Gregory W. Hughes

Irfan Salim

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 18, 2013 about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	+	Shares Acquirable Within 60 Days(3)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
Michael K. Simon(5)	653,850		534,719		1,188,569	4.74%
James F. Kelliher(6)	31,668		98,750		130,418	*
Marton B. Anka(7)	713,215		136,497		849,712	3.44%
Andrew F. Burton(8)	1,585		29,500		31,085	*
Michael J. Ewing(9)	—		—		—	—
Steven J. Benson(10)	—		41,250		41,250	*
Michael J. Christenson(11)	2,000		71,250		73,250	*
Edwin J. Gillis(12)	48,126		18,750		66,876	*
Gregory W. Hughes(13)	—		60,000		60,000	*
Irfan Salim(14)	—		41,250		41,250	*
Hilary A. Schneider(15)	—		52,500		52,500	*
All directors and executive officers as a group (13 persons)(16)	1,452,772		1,148,091		2,600,863	10.13%
5% Stockholders:
Cadian Capital Management LLC(17)	3,076,268		—		3,076,268	12.54%
Kornitzer Capital Management, Inc.(18)	2,171,707		—		2,171,707	8.85%
BlackRock, Inc.(19)	1,850,000		—		1,850,000	7.54%
S.A.C. Capital Advisors L.P.(20)	1,252,600		—		1,252,600	5.11%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares held, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or the vesting of RSUs. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after March 18, 2013 and shares covered by RSUs that become vested within 60 days after March 18, 2013.

(4)	The percent ownership for each stockholder on March 18, 2013 is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on March 18, 2013 (24,521,320 shares) plus any shares acquirable by the stockholder within 60 days after March 18, 2013.

(5)	Consists of (a) 596,150 shares of common stock held directly by Mr. Simon, (b) 57,700 shares of common stock held in trust for the benefit of Mr. Simon’s children and (c) 534,719 shares of common stock issuable upon the exercise of stock options.

(6)	Consists of (a) 23,668 shares of common stock held directly by Mr. Kelliher, (b) 8,000 shares of common stock held in custodial accounts for the benefit of Mr. Kelliher’s children and (c) 98,750 shares of common stock issuable upon the exercise of stock options.

(7)	Consists of (a) 713,215 shares of common stock held directly by Mr. Anka and (b) 136,497 shares of common stock issuable upon the exercise of stock options.

(8)	Consists of (a) 1,585 shares of common stock held directly by Mr. Burton and (b) 29,500 shares of common stock issuable upon the exercise of stock options.

(9)	Mr. Ewing was appointed our Chief Marketing Officer in March 2012 and does not have any stock options that may be exercised within 60 days after March 18, 2013.

(10)	Consists of 41,250 shares of common stock issuable upon the exercise of stock options.

(11)	Consists of (a) 2,000 shares of common stock held directly by Mr. Christenson and (b) 71,250 shares of common stock issuable upon the exercise of stock options.

(12)	Consists of (a) 48,126 shares of common stock held directly by Mr. Gillis and (b) 18,750 shares of common stock issuable upon the exercise of stock options.

(13)	Consists of 60,000 shares of common stock issuable upon the exercise of stock options.

(14)	Consists of 41,250 shares of common stock issuable upon the exercise of stock options.

(15)	Consists of 52,500 shares of common stock issuable upon the exercise of stock options.

(16)	Includes an aggregate of 1,148,091 shares of common stock issuable upon the exercise of stock options.

(17)

This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by Cadian Capital Management LLC on February 14, 2013 reporting share ownership as of December 31, 2012. The principal business address for Cadian Capital Management LLC is 535 Madison Avenue, 36th Floor, New York, NY 10022.

(18)	This information is based solely on the Schedule 13G filed with the SEC by Kornitzer Capital Management, Inc. on January 24, 2013 reporting share ownership as of December 31, 2012. The principal business address for Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(19)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by BlackRock, Inc. on February 8, 2013 reporting share ownership as of December 31, 2012. The principal business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(20)	This information is based solely on the Schedule 13G filed with the SEC by S.A.C. Capital Advisors, L.P. on March 18, 2013 reporting share ownership as of March 15, 2013. The principal business address for S.A.C. Capital Advisors, L.P. is 72 Cummings Point Road, Stamford, Connecticut 06902.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, or reporting persons, to file reports with the SEC disclosing their ownership of, and transactions in, our common stock and other equity securities. Whenever a reporting person files a report with the SEC, the reporting person is also required to send us a copy. Based solely on our review of reports that we have received from the reporting persons or written representations from such persons, we believe that all of the reporting persons complied with all Section 16(a) filing requirements during 2012.

* * *

The board of directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors,

Michael K. Simon

Chairman, President and Chief Executive Officer

April 5, 2013

Appendix A

LOGMEIN, INC.

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this Amended and Restated 2009 Stock Incentive Plan (the “Plan”) of LogMeIn, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors . The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees . To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers . To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any

“executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any” “officer” “of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards

(a) Number of Shares . Subject to adjustment under Section 10, Awards may be made under the Plan for up to the number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) that is equal to the sum of:

(1) ~~4,723,996~~ 6,123,996 shares of Common Stock; plus

(2) such additional number of shares of Common Stock as is equal to the number of shares of Common Stock subject to awards granted under the Company’s 2007 Stock Incentive Plan or the Company’s 2004 Equity Incentive Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right.

The aggregate number of shares available for issuance under the Plan will be reduced by one and sixty-two hundredths (1.62) shares for each share delivered in settlement of any award of Restricted Stock, Restricted Stock Units or other-stock based awards and one share for each share delivered in settlement of an Option or a Stock Appreciation Right. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Notwithstanding the foregoing, shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an Option, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Option or a Stock Appreciation Right, or (iv) shares repurchased on the open market with the proceeds of an Option exercise. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Section 162(m) Per-Participant Limit . Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR shall be treated as a single Award. The per Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(c) Substitute Awards . In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a).

5.	Stock Options

(a) General . The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. Options may only be granted as non-statutory stock options and may not be granted as “incentive stock options”, as defined in Section 422 of the Code.

(b) Exercise Price . The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(c) Duration of Options . Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. Each Option shall expire ten (10) years from the date of grant, unless earlier terminated in accordance with the applicable option agreement.

(d) Exercise of Option . Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f e ) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(e) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

6.	Director Options .

(a) Initial Grant . Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, the Company shall grant to such person an Option to purchase 60,000 shares of Common Stock (subject to adjustment under Section 10).

(b) Biennial Grant . On the date of each annual meeting of stockholders of the Company, the Company shall grant to each member of the Board of Directors of the Company (i) who is both serving as a director of the Company immediately prior to and immediately following such annual meeting, (ii) who is not then an employee of the Company or any of its subsidiaries and (iii) who did not receive an Option under this Section 6(b) in connection with the prior years’ annual meeting, an Option to purchase 30,000 shares of Common Stock (subject to adjustment under Section 10); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) until such director has served continuously on the Board for at least eighteen (18) months.

(c) Terms of Director Options . Options granted under this Section 6 shall (i) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the day of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or if the Common Stock is not then traded on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board, (ii) vest in equal quarterly increments over two years from the date of grant provided that the individual continues serving on the Board, provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Board may provide for accelerated vesting in the case of death, disability, change in control, attainment of mandatory retirement age or retirement following at least 10 years of service, (iii) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine.

(d) Board Discretion . The Board retains the specific authority to from time to time increase or decrease the number of shares subject to Options granted under this Section 6 and to issue SARs, Restricted Stock Awards, or Other Stock-Based Awards in lieu of some or all of the Options otherwise issuable under this Section 6.

7.	Stock Appreciation Rights .

(a) General . The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 7(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants . SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards . When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs . A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise Price . The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs . Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement. Each SAR shall expire ten (10) years from the date of grant, unless earlier terminated in accordance with the applicable SAR agreement.

(e) Exercise of SARs . SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

8.	Restricted Stock; Restricted Stock Units .

(a) General . The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards . The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock .

(1) Dividends . Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.

(2) Stock Certificates . The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units .

(1) Settlement . Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(2) Voting Rights . A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents . To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

9.	Other Stock-Based Awards

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

10.	Adjustments for Changes in Common Stock and Certain Other Events .

(a) Changes in Capitalization . In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events .

(1) Definition . A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards . In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards . Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a) Transferability of Awards . Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation . Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion . Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status . The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding . The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award . Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization or Reorganization Event), the terms of any outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or to cancel outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without first obtaining stockholder approval.

(g) Conditions on Delivery of Stock . The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration . The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards .

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) (“Performance Awards”).

(2) Committee . Grants of Performance Awards to any Covered Employee (as defined below) intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or a subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee (or subcommittee). “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Committee: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total stockholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (vi) fluctuation in foreign currency exchange rates, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

12.	Miscellaneous

(a) No Right To Employment or Other Status . No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder . Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan . The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan . The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); and (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until such amendment shall have been approved by the Company’s stockholders. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(e) Provisions for Foreign Participants . The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A . Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(g) Governing Law . The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNUAL MEETING OF STOCKHOLDERS OF

LOGMEIN, INC.

May 23, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=16208

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00033330303000000000 6 052313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR NOMINEES, “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR

AGAINST

ABSTAIN

01 Gregory W. Hughes

Class I director

02 Irfan Salim

Class I director

03 Hilary A. Schneider

Class I director

2. Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ending December 31, 2013.

3. Approval of the amendment and restatement of LogMeIn’s 2009 Stock Incentive Plan that will increase the number of shares of common stock that may be issued under the plan by an additional 1,400,000 shares.

4. Advisory vote for the approval of the Company’s executive compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2, Proposal 3 and Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

LOGMEIN, INC.

Proxy for Annual Meeting of Stockholders on May 23, 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael K. Simon and James F. Kelliher, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of LogMeIn, Inc., to be held May 23, 2013 at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston Massachusetts, 02116, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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